UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERRIGO COMPANY PLC

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2014 ANNUAL GENERAL MEETING

Perrigo Company plc’s 2014 Annual General Meeting of Shareholders will be held at the following day, time and location:

Date: Tuesday, November 4, 2014	Location: The Westbury Hotel, Grafton Room, Grafton Street Dublin 2 Ireland
Time: 10:00 a.m. GMT

Meeting Agenda:

1.	Elect the eleven director nominees named in the Proxy Statement as directors, to serve for a one-year term expiring at the Company’s Annual General Meeting of Shareholders in 2015.

2.	Ratify the appointment of Ernst & Young LLP as the independent auditor of the Company.

3.	Approve, in a non-binding advisory vote, the Company’s executive compensation.

4.	Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares.

5.	Determine the price range at which the Company can reissue shares that it holds as treasury shares.

6.	Approve the creation of distributable reserves by reducing some or all of the Company’s share premium.

7.	Transact such other business that may properly come before the meeting.

Proposals 1 through 4 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the meeting. Proposals 5 and 6 are special resolutions requiring the approval of not less than 75% of the votes cast. All proposals are more fully described in this Proxy Statement.

During the meeting, management will also present the Company’s Irish Statutory Accounts for the fiscal year ended 2014, along with the related auditor’s report.

If you plan on attending the meeting, you may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker, bank or other nominee should bring proof or certificate of ownership to the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on September 5, 2014 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as soon as possible. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

By order of the Board of Directors

Todd W. Kingma

Executive Vice President, General Counsel

and Company Secretary

October 1, 2014

Our 2014 Proxy Statement, 2014 Annual Report to Shareholders and 2014 Irish Statutory Accounts are available at http://www.viewproxy.com/perrigo/2014.

Perrigo Company plc

Proxy Statement

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about October 1, 2014.

Proxy Summary

Here are highlights of important information you will find in this proxy statement. As this is only a summary, we encourage you to review the complete proxy statement before you vote.

Basis of Presentation

Throughout this proxy statement, all references to the Company, the Board of Directors (or its committees) or officers for periods prior to December 18, 2013 refer to our predecessor, Perrigo Company, and its Board of Directors (or its committees) or officers.

All references to “Elan” are references to Elan Corporation Limited (f/k/a Elan Corporation, Public Limited Company) and its consolidated subsidiaries prior to the effective time of the Company’s acquisition of Elan (referred to herein as the “Elan acquisition”).

All references to “AGM” or the “meeting” shall mean the Annual General Meeting of the Company scheduled for November 4, 2014.

Governance

•	Annual director elections, ten of the eleven directors are independent under NYSE rules

•	All committee members are independent under NYSE rules

•	Board of Directors is diverse in gender, ethnicity, experience and skills

•	Independent directors regularly meet in executive session

•	Directors and executive officers are subject to robust share ownership guidelines

•	Lead independent director

Shareholder Interest

•	No shareholder rights plan

•	Executive compensation emphasizes performance-based compensation

•	At the last annual meeting of Perrigo Company, our predecessor, approximately 88% of the votes cast approved the compensation of our named executive officers

Financial

•	Five year compound annual shareholder return of 39.6%.

•	Operating income of $567.0M and earnings per share of $1.77.

Voting Matters

Resolutions Proposed for Shareholder Vote	Board Vote Recommendation	Page Reference for Additional Details

1. Election of directors	FOR each nominee	42

2. Ratification of appointment of Ernst & Young LLP as independent auditor for fiscal year 2015	FOR	49

3. Advisory vote on executive compensation	FOR	50

4. Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares	FOR	52

5. Determine the price range at which the Company can reissue shares that it holds as treasury reserves	FOR	53

6. Approve the creation of distributable shares by reducing some or all of the Company’s share premium	FOR	54

Proposals 1 through 4 are proposed as ordinary resolutions requiring the approval of a simple majority of the votes cast at the AGM. Proposals 5 and 6 are proposed as special resolutions requiring the approval of not less than 75% of the votes cast at the meeting.

Meeting Information

Location: The Westbury Hotel, Grafton Room, Grafton Street, Dublin 2, Ireland

Date: November 4, 2014

Time: 10:00 a.m. GMT

Only shareholders at the close of business on the record date, September 5, 2014, may vote at the AGM. Each share is entitled to one vote on each matter to be voted on at the AGM.

Even if you have voted by proxy, you may still attend and vote at the AGM. Please note, however, that if you are a beneficial owner whose shares are held in street name, you are not the shareholder of record. In that event, if you wish to attend and vote at the AGM, you must obtain a proxy issued in your name from that holder of record giving you the right to vote your shares at the AGM, or if you are a beneficial owner of shares traded through the Tel Aviv Stock Exchange, you must obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. member through which your shares are registered.

Voting Information

1.	Who may vote and how many votes do I have?

Shareholders owning Perrigo’s ordinary shares at the close of business on September 5, 2014, the record date, or their proxy holders, may vote their shares at the AGM. On that date, there were 133,929,362 Perrigo ordinary shares outstanding.

Each ordinary share held as of the record date is entitled to one vote on each matter properly brought before the AGM.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: If your ordinary shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee (including through a Tel Aviv Stock Exchange (“TASE”) Clearing House member), you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend, but not vote at, the AGM. If you are a beneficial owner, you may not vote your shares in person at the AGM unless you obtain a legal proxy giving you the right to vote those shares at the AGM from the broker, bank or other nominee holding your shares in street name, or if you are a beneficial owner of shares traded through the TASE, unless you obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which your shares are registered. If your shares are held in this way, your broker, bank or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

3.	How do I vote?

There are various methods by which you can cast your vote on the proposals to be presented at the AGM. Below is a summary of the most common methods to do this, but because the specific requirements for you to vote and/or attend at the AGM will depend on how you hold your Perrigo shares so you should follow the instructions given by your bank, broker or other nominee.

If you own ordinary shares as a shareholder of record, you may vote your shares in any of the following ways:

•	mailing your completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;

•	voting by telephone by following the recorded instructions or over the Internet as instructed on the enclosed proxy card; or

•	attending the AGM and voting in person.

If you hold your shares in street name (other than through a TASE Clearing House member):

•

You will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the AGM and submit the legal proxy along with your ballot at the AGM. In addition, you may request paper copies of the Proxy Statement and voting instruction form from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee.

If you own shares that are traded through the TASE, you may vote your shares in one of the following two ways:

•

By mail: complete, sign and date the proxy card or voting instruction form and attach to it an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on

September 5, 2014, the record date for voting, and return the proxy card or voting instruction form, along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 34021, Tel Aviv, 6134001, Israel. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

•

In person: attend the AGM, where ballots will be provided. If you choose to vote in person at the AGM, you need to bring an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on September 5, 2014, the record date for voting. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

4.	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

Yes, you may change your vote at any time before your proxy is voted at the AGM in one of four ways:

•	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

•	timely deliver written notice that you have revoked your proxy to the Company Secretary at the following address:

Perrigo Company plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Attn: Company Secretary

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•	attend the AGM and vote in person. Simply attending the AGM, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the AGM to change your vote.

If you are a beneficial owner of shares held in street name or otherwise (including through a TASE Clearing House member) and you have instructed your bank, broker or other nominee to vote your shares, you may revoke your proxy at any time, before it is exercised, by:

•	following the requirements of your bank, broker or nominee; or

•

voting in person at the AGM by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot (if your shares are traded through the NYSE) or by obtaining a certificate of ownership from the TASE Clearing House member through which your shares are registered and submitting the certificate of ownership along with your ballot (if your shares are traded through the TASE).

5.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Judy Brown and Todd Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the

AGM. In that event, your proxy will be voted consistent with the board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Judy Brown and Todd Kingma.

6.	What constitutes a quorum?

According to our Memorandum and Articles of Association, the presence of one or more persons holding or representing by proxy more than 50% of the total issued shares constitutes a quorum whether such holder actually exercises any or all of the voting rights on those shares. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the AGM in person. Abstentions and broker non-votes are counted as “shares present” at the AGM for purposes of determining whether a quorum is present at the meeting.

7.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders, if an NYSE holder, will not have discretionary authority to vote on any matter other than the ratification of the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2015.

8.	What is the required vote?

To pass an ordinary resolution, a simple majority of the votes cast in person or by proxy must be in favor of the resolution, while 75% of the votes cast is required for a special resolution to pass.

Proposal 1: Election of Directors

The election of persons nominated to serve on our Board of Directors in an uncontested election must receive a greater number of votes cast “FOR” than votes cast “AGAINST” in order to be elected to the Board of Directors. Accordingly, abstentions will not affect the outcome of the election of directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named.

If you are a beneficial owner in a street name, your bank, broker or other holder of record, if an NYSE member, is not permitted to vote your shares on the election of directors unless they receive specific instructions from you on how to vote your shares. If you do not provide your bank, broker or other holder of record with specific voting instructions relative to shares you beneficially own, those shares will not be voted relative to the election of directors; rather, they will be considered “broker non-votes” having no effect on the election of directors.

Proposal 2: Ratification of the appointment of Ernst & Young LLP

The affirmative vote of a majority of the ordinary shares voted in person or by proxy at the AGM is required to approve the proposal ratifying the appointment of Ernst & Young LLP as the Company’s independent auditor. Abstentions will have no impact on the outcome of this proposal. The ratification of Ernst & Young LLP is a matter on which a broker or other nominee, if an NYSE member, has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

Proposal 3: Approval of Company’s executive compensation

The vote on executive compensation is advisory only, but our Board of Directors will consider carefully the results of that vote. A vote of a majority of the ordinary shares voted in person or by proxy at the AGM will determine whether you approve of our executive compensation practices. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

Proposal 4: Authorization of market purchases of Company shares

The affirmative vote of a majority of the ordinary shares voted in person or by proxy at the AGM is required to approve the proposal to authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

Proposal 5: Determination of price range for reissue of treasury shares

The affirmative vote of 75% of the ordinary shares voted in person or by proxy at the AGM is required to approve the proposal to determine the price range at which the Company can reissue shares that it holds as treasury shares. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

Proposal 6: Approval of the creation of distributable reserves by the reduction of share capital

The affirmative vote of 75% of the ordinary shares voted in person or by proxy at the AGM is required to approve the creation of distributable reserves by reducing some or all of the Company’s share premium. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

9.	How do I submit a shareholder proposal for next year’s Annual General Meeting of Shareholders?

If you want your proposal to be included in our proxy statement for the 2015 Annual General Meeting, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. You must submit your proposal no later than June 3, 2015. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”) and the Memorandum and Articles of Association of the Company. If you want to submit a proposal to be raised at the 2015 Annual General Meeting of Shareholders but not included in the proxy statement, we must receive your written proposal on or after August 6, 2015, but on or before August 26, 2015. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an annual general meeting, the advance notice provisions of our Articles of Association require that your notice of the proposal must include in summary: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Company Secretary at the address on the cover of this proxy statement.

10.	How do I nominate a director for election at next year’s Annual General Meeting?

If you wish to nominate an individual for election as a director at the 2015 Annual General Meeting, under the Company’s Articles of Association, we must receive your nomination on or after August 6, 2015, but on or before August 26, 2015. To properly bring a nomination before next year’s Annual General Meeting, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. By way of summary, the advance notice provisions of our Articles of Association require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of Perrigo ordinary shares that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of his or her independence; and (9) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Company Secretary at the address on the cover of this proxy statement.

11.	What are the Irish statutory accounts?

The Irish statutory accounts cover the results of operations and financial position of the Company for the period ended June 28, 2014. We are presenting our Irish statutory accounts, including the reports of the auditor thereon, at the AGM and mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory accounts under applicable Irish company law and deliver those accounts to shareholders of record in connection with our AGM. However, as shareholder approval of those accounts is not required, it will not be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory accounts to beneficial owners of our shares. Requests should be sent to: Perrigo Company plc, Attention: Company Secretary, Treasury Building Lower Grand Canal Street Dublin 2, Ireland or by email at GeneralMeeting@perrigo.com.

12.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

13.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

14.	Can I access these proxy materials on the Internet?

Yes. The proxy statement and our 2014 Annual Report and a link to the means to vote by Internet are available at http://www.viewproxy.com/perrigo/2014.

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer (“CEO”) is a member of and reports directly to the Board, and members of our executive management team regularly advise the Board on those business segments for which each executive has management responsibility. Our Board is kept informed through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices and by participating in Board and committee meetings.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Governance Guidelines. The Board may amend these guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2 Ireland or by email at GeneralMeeting@perrigo.com. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the SEC and the NYSE.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code to any shareholder upon request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2 Ireland, or at GeneralMeeting@perrigo.com.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NYSE independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that ten of our current eleven directors are independent, including Laurie Brlas, Gary M. Cohen, Jacqualyn A. Fouse, David T. Gibbons, Ran Gottfried, Ellen R. Hoffing, Michael J. Jandernoa, Gary K. Kunkle, Jr., Herman Morris, Jr. and Ben-Zion Zilberfarb. Joseph C. Papa is not independent under these standards because he is currently serving as an officer of Perrigo.

In making its independence determination, the Board of Directors has broadly considered all relevant facts and circumstances, including that a Perrigo subsidiary paid Ran Gottfried’s daughter less than $20,000 for consulting services. The Board of Directors has concluded that this relationship is not material and, therefore, does not impair Mr. Gottfried’s independence.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight of the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Remuneration Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance. These committees report to the Board of Directors on risk management matters.

Management presents to the Board of Directors its view of the major risks facing the Company in a dedicated “enterprise risk management” presentation at least once a year. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors to assist the Board in its risk oversight role.

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. While the Board has no fixed policy with respect to combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, our Corporate Governance Guidelines provide that, if the Chairman of the Board is an executive officer or for any other reason is not an independent director, the independent directors of the Board are required to elect a Lead Independent Director. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Independent Director and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure. Having one person serve as both Chairman of the Board and Chief Executive Officer provides clear leadership for the Company and helps ensure accountability for the successes and failures of the Company. At the same time, having a Lead Independent Director vested with key duties and responsibilities and three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the Chairman and Chief Executive Officer and the rest of the Company’s management team.

Lead Independent Director

Since August 2003, the Board of Directors has appointed an independent director to serve as Lead Independent Director. The role of the Lead Independent Director includes:

•	presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•

serving as a liaison between the Chairman and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and

•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The Lead Independent Director is selected from those Perrigo directors who are independent, who have had a minimum of three years of service on Perrigo’s Board of Directors, and who have not been a former executive officer of Perrigo. The Lead Independent Director position is for an initial term of three years subject to annual reviews by our Nominating & Governance Committee. Following the initial three-year term, the Board may elect on an annual basis to continue the term of the Lead Independent Director.

Gary K. Kunkle, Jr. has held the position of Lead Independent Director of Perrigo Company since August 2009. In August 2014, Mr. Kunkle was selected by the Board to serve as Perrigo’s Lead Independent Director for another one-year term.

Board of Directors and Committees

Perrigo’s Board of Directors met ten times in fiscal 2014. In addition to these meetings, directors attended Board committee meetings. The Board of Directors has standing Audit, Remuneration and Nominating & Governance Committees, and there were a total of twenty-five committee meetings in fiscal 2014. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served in fiscal 2014.

We encourage all of our directors to attend our AGM. All of our directors attended the last annual meeting of Perrigo Company, our predecessor.

The Board has adopted a charter for each of the Audit, Remuneration and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under For Investors – Corporate Governance – Committee Charters are available in print to shareholders upon request to our Company Secretary, Todd W. Kingma, Treasury Building, Lower Grand Canal Street, Dublin 2 Ireland, or at GeneralMeeting@perrigo.com.

Audit Committee

During fiscal 2014, the Audit Committee met eleven times. In January 2014, Gary K. Kunkle, Jr. ended and Michael J. Jandernoa began, their service on the Audit Committee. The Audit Committee currently consists of the following independent directors: Laurie Brlas (Chair), Jacqualyn A. Fouse, Michael J. Jandernoa and Ben-Zion Zilberfarb.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 41.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NYSE listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NYSE listing standards. The Board has also determined that Laurie Brlas and Jacqualyn A. Fouse have the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Remuneration Committee

During fiscal 2014, the Remuneration Committee met nine times. In January 2014, Michael J. Jandernoa ended and Laurie Brlas and Gary K. Kunkle, Jr. began their service on the Remuneration Committee, and Ellen R. Hoffing was appointed Chair of the Remuneration Committee. The Remuneration Committee currently consists of the following independent directors: Ellen R. Hoffing (Chair), Gary K. Kunkle, Jr., Laurie Brlas and Ran Gottfried.

The Remuneration Committee reviews and recommends to the Board compensation arrangements for the Chief Executive Officer and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. The Remuneration Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Meridian Compensation Partners, LLC to perform any other compensation-related or consulting services for Perrigo. Additional information regarding the processes and procedures of the Remuneration Committee is presented in the Compensation Discussion and Analysis – Program Administration section, on page 16. In addition, interactions between Meridian and management are generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. Based on these factors, its own evaluation of Meridian’s independence pursuant to the requirements approved and adopted by the SEC and the NYSE, and information provided by Meridian, the Committee has determined that the work performed by Meridian does not raise any conflicts of interest.

Nominating & Governance Committee

During fiscal 2014, the Nominating & Governance Committee met five times. In January 2014, Gary Kunkle, Jr. began his service on the Nominating & Governance Committee, and Gary M. Cohen was appointed Chair of the Nominating & Governance Committee. The Nominating & Governance Committee currently consists of the following independent directors: Gary M. Cohen (Chair), David T. Gibbons, Herman Morris Jr. and Gary K. Kunkle, Jr.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees for the next AGM of Shareholders. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the Chief Executive Officer on a regular basis.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2 Ireland. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Lead Independent Director will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our Articles of Association. The Board as a whole is responsible for approving nominees. The Nominating & Governance

Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is recommended for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees and may seek input from other Board members, the Chief Executive Officer, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual general meeting by following the process described in the Articles of Association and summarized in this proxy statement under “Voting Information – How do I nominate a director for election at next year’s Annual General Meeting?”

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the offer of resignation.

Stock Ownership

Under our Corporate Governance Guidelines, each director who is not a Perrigo employee is required to attain stock ownership at a level equal to five times his or her annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Elements of Compensation – Executive Stock Ownership Guidelines section, on page 25. All of our non-employee directors are in compliance with these guidelines with the exception of Jacqualyn Fouse, who joined the Board in November 2012, and Ben-Zion Zilberfarb.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating  & Governance Committee reviews the information provided in response to these questionnaires.

Director Compensation

All of our non-employee directors are paid an annual cash retainer and receive annual equity awards. A supplemental annual cash retainer is also paid to committee chairs, the Lead Independent Director, and non-chair committee members. Directors who are Perrigo employees receive no fees for their services as directors.

The principal features of the compensation received by our non-employee directors for fiscal year 2014 are described below.

Director Compensation	Prior to 1/1/14	After 1/1/14
Annual Cash Retainer:	$75,000	$75,000
Committee Member Retainer:
Audit	$10,000	$12,500
Remuneration	$10,000	$12,500
Nominating & Governance	$6,000	$8,000
Committee Chair Retainer:
Audit	$18,000	$25,000
Remuneration	$16,000	$25,000
Nominating & Governance	$12,000	$16,000
Lead Independent Director Retainer:	$18,000	$30,000

Historically, our non-executive directors have received annual equity awards in the form of restricted stock and options vesting on the date of the first annual general meeting after the grant date. In 2013, our non-employee directors received equity awards in the form of restricted stock having a value of approximately $225,000. The grant date for the equity portion of the directors’ compensation was the fifth trading day after the day on which the Company publicly releases its first quarter earnings.

Prior to the fiscal 2014 awards, equity grants made to our non-employee directors vested on the date of the next shareholders’ annual general meeting. Because there was no annual general meeting in 2013, the equity grant from 2012 did not vest in 2013 and will vest on the date of the 2014 AGM. Consequently, the Board granted immediately vested restricted share awards to directors in November 2013 to avoid having two unvested grants outstanding in any one year and to continue providing directors with annual equity compensation consistent with our stated and Board-approved policy for director compensation.

The fiscal 2014 stock grants were made pursuant to our shareholder-approved 2013 Long-Term Incentive Plan and are intended to directly link an element of director compensation to shareholders’ interests. As described above, each stock grant was fully vested on the grant date.

In addition to the amounts shown above, non-employee directors receive compensation of $1,000 per day for activities requiring travel in furtherance of Board or Perrigo business (other than to and from regularly scheduled Board and committee meetings). We also reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and participating in other Board or Perrigo business.

Effective as of April 2014, our non-employee directors also receive a travel stipend to compensate them for the time spent traveling to attend board meetings in other countries at rate of $10,000 per international trip.

The following table summarizes the compensation of our non-employee directors who served during fiscal year 2014.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation (3)	Total ($)
Laurie Brlas	112,750	225,045	0	164,659	502,454
Gary M. Cohen	96,000	225,045	0	275,292	596,337
Jacqualyn A. Fouse	96,250	225,045	0	81,770	403,065
David T. Gibbons	92,000	225,045	0	116,769	433,814
Ran Gottfried	106,250	225,045	0	155,716	487,011
Ellen R. Hoffing	102,500	225,045	0	371,842	699,387
Michael J. Jandernoa	99,250	225,045	0	705,484	1,029,779
Gary K. Kunkle, Jr.	127,250	225,045	0	680,268	1,032,563
Herman Morris, Jr.	95,000	225,045	0	619,983	940,028
Ben-Zion Zilberfarb	106,250	225,045	0	1,190,300	1,521,595

1)	Represents the grant date fair value of 1,550 shares granted to each non-employee director on November 7, 2013, which vested fully at grant. The grant date fair value is based on $145.19 per share, the closing price of Perrigo Company common stock on the NYSE on the grant date.

As of June 28, 2014, each non-employee director held 868 unvested shares of restricted stock that was granted in November 2012.

2)	As of June 28, 2014, each non-employee director held unvested stock options to purchase 2,726 shares. The total number of shares subject to vested stock options held by each non-employee director as of June 28, 2014 was: Ms. Brlas, 4,499; Mr. Cohen, 7,552; Ms. Fouse, 0; Mr. Gibbons, 2,275; Mr. Gottfried, 0; Ms. Hoffing, 11,709; Mr. Jandernoa, 21,367; Mr. Kunkle, Jr., 21,367; Mr. Morris, Jr., 21,367; and Mr. Zilberfarb, 19,917.

3)	In connection with Perrigo’s acquisition of Elan, our non-employee directors were subject to the same excise tax as our named executive officers, as described in the section “Compensation Discussion and Analysis - Tax Matters - Code Section 4985 Excise Tax.” Other than as noted below for Mr. Jandernoa, the amounts in this column represent payment with respect to that excise tax. These non-recurring payments resulted in no financial gain to our directors. The payments were made so that, on a net after-tax basis, the directors would be in the same position as if they had not been subject to the tax, which put the directors in the same position as other equity compensation holders after the Elan acquisition. For Mr. Jandernoa, this amount also includes a reimbursement of a filing fee he incurred in connection with Perrigo’s acquisition of Elan. Because of that acquisition, Mr. Jandernoa was required by law to submit a filing under the Hart-Scott-Rodino Act to the Federal Trade Commission and to pay the associated $45,000 fee. As Mr. Jandernoa was unable to take advantage of the passive investor/investment exception to the filing requirement, the Remuneration Committee approved reimbursement.

Ownership of Perrigo Ordinary Shares

Directors, Nominees and Executive Officers

The following table shows how many Perrigo ordinary shares the directors, nominees, and named executive officers, individually and collectively, beneficially owned as of September 5, 2014, the record date. The percent of class owned is based on 133,929,362 of Perrigo ordinary shares outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation table on page 29.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned	Options Exercisable Within 60 Days of Record Date	Total	Percent of Class
Directors and Nominees

Laurie Brlas	8,974	7,225	16,199	*
Gary M. Cohen	11,868	10,278	22,146	*
Jacqualyn A. Fouse	2,433	2,726	5,159	*
David T. Gibbons	13,188	5,001	18,189	*
Ran Gottfried	11,725	2,726	14,451	*
Ellen R. Hoffing	7,601	14,435	22,036	*
Michael J. Jandernoa (1)	431,191	24,093	455,284	*
Gary K. Kunkle, Jr.	24,204	24,093	48,297	*
Herman Morris, Jr. (2)	4,728	24,093	28,821	*
Donal O’Connor (3)	1,442	—	1,442	*
Joseph C. Papa	107,925	101,204	209,129	*
Ben-Zion Zilberfarb	3,197	22,643	25,840	*
Named Executive Officers Other Than Directors
Judy L. Brown	7,445	44,484	51,929	*
John T. Hendrickson (4)	9,879	8,800	18,679	*
Todd W. Kingma (5)	11,364	30,128	41,492	*
Sharon Kochan	5,400	11,373	16,773	*
Directors and Executive Officers as a Group (22 Persons) (6)	691,162	378,541	1,069,703	*

*	Less than 1%.

(1)	Shares owned consist of 868 shares owned directly by Mr. Jandernoa; 161,369 shares owned by the Michael J. Jandernoa Trust, of which Mr. Jandernoa is trustee; 85,082 shares owned by the Susan M. Jandernoa Trust, of which Mrs. Jandernoa is trustee; 64,840 shares owned by The Jandernoa 2018 Charitable Remainder Uni-Trust; and 119,032 shares owned by The Jandernoa 2028 Charitable Remainder Uni-Trust.

(2)	Shares owned include 1,600 shares owned as custodian for Mr. Morris’ children.

(3)	Director nominee.

(4)	Shares owned include 9,879 shares owned by the John T. Hendrickson Trust, of which Mr. Hendrickson is the trustee.

(5)	Shares owned include 2,000 shares in Todd Kingma’s Charitable Remainder Uni-Trust

(6)	See footnotes 1 through 5. Includes directors and executive officers as of September 5, 2014.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo’s ordinary shares. The percent of class owned is based on 133,929,362 of Perrigo’s ordinary shares outstanding as of September 5, 2014.

Name and Address of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10055	8,975,266	6.71%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	7,963,958	5.91%

1)	This information is based on a Schedule 13F filed with the SEC on August 6, 2014.
2)	The Vanguard Group, Inc. has sole voting power with respect to 202,427 of the shares, shared dispositive power with respect to 200,031 of the shares and sole dispositive power with respect to 6,925,229 shares. This information is based on a Schedule 13G filed with the SEC on February 11, 2014.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo ordinary shares with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during fiscal year 2014, except that, due to an administrative error, two of our directors did not timely report a tax withholding transaction.

Executive Compensation

Compensation Discussion and Analysis

This section summarizes the objectives and each element of the compensation program for the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers who were serving at the end of fiscal year 2014 (collectively referred to as the “named executive officers”). You should review this section with the tabular disclosures that begin with the Summary Compensation Table on page 29.

Executive Summary

Executive Compensation Philosophy

•	Emphasize performance-based pay:

•	Performance-based compensation represented between 60% and 71% of our named executive officers’ targeted annual compensation for fiscal 2014;

•

Annual cash incentive awards are strongly tied to one-year operating results and also reflect individual performance; no cash incentive awards are paid if threshold financial targets are not attained, and cash incentive awards are capped at 200% of target even if financial performance would justify higher payments; and

•

For fiscal 2014, 30% of an executive’s long-term incentive (“LTI”) compensation opportunity (stock options) provides no actual value to the executive unless the stock price appreciates from the grant date, and 50% of the LTI compensation opportunity provides no actual value unless threshold levels of return on tangible capital (“ROTC”) targets are attained.

•	Conservative benefits and perquisites, with limited use of employment agreements.

•	Stock ownership and retention requirements align our executives’ interests with the long-term interests of Perrigo and our shareholders.

•

An independent compensation consultant with no other ties to the Company regularly assesses executive compensation policies and practices and reports directly to the Remuneration Committee of the Board of Directors (referred to in this Compensation Discussion and Analysis as the “Committee”).

Fiscal 2014 Company Performance

•	Record net sales of $4.1 billion, which reflected a 15% increase over fiscal 2013.

•	Record gross profit of $1.4 billion, which reflected a 13% increase over fiscal 2013.

•	Cash flow from operations of $693.5 million, which reflected at 25% increase over fiscal 2013.

Long-Term Shareholder Performance

The cumulative total shareholder return, which includes reinvestment of dividends, of our ordinary shares and of the common stock of Perrigo Company, our predecessor, over the five-year period ending June 28, 2014, was 435.50%, compared to the cumulative five-year total return of both the S&P 500 Index and the S&P 500 Heath Care Index of 137.06% and 156.55%, respectively.

Prior Say-on-Pay Votes

•

November 2013 Special Meeting: On November 18, 2013, Perrigo Company convened a special meeting of its stockholders relating to the pending Elan acquisition. At that special meeting, 98.02% of the votes cast voted in favor of the Elan acquisition. The Committee approved certain compensatory arrangements resulting from the Elan acquisition, including payments related to an excise tax imposed by Section 4985 of the Internal Revenue Code (explained more fully below under “Tax Matters – Code Section 4985 Excise Tax”). At that special meeting, 88.02% of the votes cast in an advisory vote were in favor of those compensatory arrangements.

•

Fiscal 2012 Annual Meeting: In November 2012, approximately 88% of the votes cast at the annual meeting of shareholders of Perrigo Company supported the Company’s say-on-pay proposal. The Committee carefully considered the results of the 2012 advisory vote on executive compensation and, given the strong shareholder support of our executive compensation program, determined to maintain our overall compensation philosophy of tying a significant portion of total compensation to performance and made no material changes to the compensation structure.

Named Executive Officers

The names and titles of our named executive officers for fiscal year 2014 are:

Name	Title
Joseph C. Papa	Chairman, President and Chief Executive Officer
Judy L. Brown	Executive Vice President, Chief Financial Officer
John T. Hendrickson	Executive Vice President, Global Operations and Supply Chain
Todd W. Kingma	Executive Vice President, General Counsel and Company Secretary
Sharon Kochan	Executive Vice President, General Manager, International

Program Administration

The Committee, which is composed entirely of independent directors, oversees our executive compensation program. Each year, the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the CEO’s compensation to the independent directors of the Board for approval. The CEO makes recommendations to the Committee regarding the compensation of the other executive officers for the Committee’s approval. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Committee has engaged Meridian as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Meridian to perform any other compensation-related or consulting services for Perrigo. In addition, management and the Committee periodically review compensation survey data published by Mercer Human Resource Consulting, Towers Watson, and Equilar.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain highly qualified executives;

•	ensure a strong linkage between an executive’s compensation and Company and individual performance (pay-for-performance);

•	provide total remuneration that is market competitive; and

•	ensure officers and non-executive directors continually maintain a minimum level of Company stock ownership.

We believe that these objectives help us not only to compete for executive talent in a highly competitive industry, but also to maximize long-term returns to our shareholders.

Target Pay Philosophy

Our philosophy is to compensate our executives fairly within the prevailing competitive range of market practice and to tie a significant portion of their total compensation to the Company’s financial performance. Salary adjustments and incentive awards are based on Company and division financial performance and individual performance. We provide limited executive benefits and perquisites, based on our desire to minimize the number of unique benefits for executives, consideration of market practices, recruiting needs and statutory requirements. Actual earned compensation may vary from targeted levels based on Company, division and individual performance.

The Use of Market Comparison Data in our Executive Compensation Decisions

The Committee uses information provided by Meridian regarding the compensation practices of certain other companies as one of the factors in evaluating both the structure of our executive compensation program and target levels of compensation. Management also reviews data periodically from Mercer, Towers Watson and Equilar regarding the market positioning for base salary and annual and long-term incentive target levels for all executive roles. The Committee considers this information, together with the factors described in the “Target Pay Philosophy” section above, in determining executive compensation.

Over the years, the comparison group selected by the Committee (following consultation with Meridian and management) has increasingly focused on comparably sized pharmaceutical peer group companies. For fiscal 2014, the Committee undertook a detailed review of the existing peer group and, with the assistance of Meridian, analyzed potential peer company additions and deletions. As a result of this analysis, the Committee determined to make no changes to the existing peer group for fiscal 2014 pay decisions. However, as a result of acquisitions, Medicis Pharmaceutical Corporation and Par Pharmaceuticals were removed from the peer group, resulting in the following ten company peer group:

Actavis plc	Allergan, Inc.
Endo Pharmaceutical Holdings	Forest Laboratories, Inc.
Hospira, Inc.	Impax Laboratories, Inc.
Mead Johnson Nutrition Company	Medicines Company
Mylan, Inc.	Warner Chilcott Public Company Limited

This group is referred to as the “Comparison Group.” Meridian provides information on the pay practices of the Comparison Group to the extent that information is available. In addition to pay data for the Comparison Group, Meridian provided compensation data from the Towers Watson Pharmaceutical and Health Sciences Survey as an additional reference point for the Committee’s consideration.

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities; rather, that data is one factor that the Committee uses when setting compensation levels for each element of our program (salary, target annual cash incentive and equity-based compensation) and for the combined total of these elements. Although Perrigo does not specifically target a stated pay percentile objective, the Committee considers the 50th percentile of market data to be a valuable indication of what is competitive in the market.

In addition to market comparison data, the Committee also considers an individual’s competencies, experience and performance; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, consideration of market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

Tally Sheets

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. These tally sheets also include analyses for various termination events (including terminations with and without cause and for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. These tally sheets, which are prepared by management after review and input by Meridian, generally contain data that are substantially similar to the data contained in the tables presented below.

Elements of Compensation

We believe the objectives of our executive compensation program are collectively best achieved through a compensation package comprised of the following elements:

•	base salary;

•	annual cash incentive awards;

•	long-term stock-based compensation that includes:

-	performance-based restricted stock units;

-	stock options;

-	service-based restricted stock units; and

•	benefits.

In fiscal 2014, performance-based compensation, which includes annual cash incentive awards, stock options and performance-based restricted stock units, represented approximately 71% for the CEO’s, and between 60% and 66% for the remaining named executive officers’, targeted annual compensation.

Meridian conducts an annual comparison of our executive compensation structure and practices to those of the Comparison Group. Based on its most recent review for fiscal year 2014, the market data provided by Meridian indicated that the structure of Perrigo’s executive compensation program is generally competitive with industry practices and consistent with the program objectives described above. In August 2013, the Committee modified the long-term incentive vehicle weighting to have more emphasis on performance share units (increased to 50% weighting), placing stock option weighting at 30% and restricted stock unit weighting at 20%.

The primary role of each compensation element is described below, followed by a discussion of the individual elements of compensation for the named executive officers, including the CEO.

Base Salaries

Base salaries are a fixed pay element provided to recognize and reward an individual’s position, competencies, experience and performance. Base salary is the only element of our executives’ total cash and equity compensation that is not at risk based on either the performance of our business or stock price appreciation. The Committee approves base salaries for the named executive officers other than the CEO. For the CEO, the Committee submits its recommendation for the CEO’s base salary to the independent directors of the Board for their approval. In approving an executive’s base salary, the Committee may consider comparisons among positions internally and externally, proxy and survey data, performance, job experience and unique role responsibilities. To assist the Committee in this process, each year the CEO provides the Committee with base salary recommendations for each of the other named executive officers as well as summaries of such named executive officers’ individual performance.

Executives are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Comparison Group. Executives are also eligible for salary adjustments for promotions or changes in job responsibilities. For fiscal 2014, base salaries for the named executive officers increased between 4% and 7% based on the Committee’s review of the compensation market data and assessment of individual performance.

Annual Incentive Award Opportunities

The Management Incentive Bonus Plan (the “MIB Plan”), which is part of the Perrigo Company Annual Incentive Plan that our shareholders approved in 2008 and for which the performance goals were reapproved by our shareholders in 2013, is intended to motivate and reward participants for achieving and exceeding specific, annual financial goals that support our objective of increasing long-term shareholder value. Participants in the MIB Plan include our executive officers (including the named executive officers), other management level personnel and other selected individuals. Substantially all other employees participate in other annual incentive plans. MIB awards are paid in cash upon attainment of the performance goals.

Near the beginning of each fiscal year, the Board approves the financial plan for that fiscal year, from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Following the end of the fiscal year, the Committee reviews Perrigo’s actual results against the performance target goals to determine at what level the Management Incentive Bonus (“MIB”) will be paid. The MIB Plan payout schedules provide for payouts at or above the bonus target only if performance results meet or exceed our performance goals, excluding any items and events that are non-operational in nature, including acquisitions.

Individual performance goals are not a formulaic input for determining the bonus opportunity. However, to ensure that awards reflect an executive’s performance and contribution to our results, the Committee has, or, in the case of the CEO, the independent directors have, the discretion to adjust any named executive officer’s actual award up by as much as 50% or down by as much as 100% based on individual performance, provided that, in the case of any upward adjustment, the maximum incentive award opportunity for any individual executive is capped at 200% of the target award opportunity.

Reflecting our philosophy of pay-for-performance, actual incentive payouts may vary from target levels based on Company, division and individual performance. For all participants in the MIB Plan, including the named executive officers, the MIB and any discretionary bonus payouts have together averaged about 118% of target (ranging from 0% to 214% of target) over the prior ten fiscal years. The expectation is that, over long periods of time, annual incentive payouts should average around the target level.

The fiscal 2014 target annual incentive award opportunities, as a percentage of fiscal 2013 year-end base salary, were 100% for the CEO and 60-65% for the other named executive officers, as provided in the table below. The range of award opportunities is listed in the Grants of Plan-Based Awards for Fiscal Year 2014 table on page 31.

Executive	Fiscal 2014 Target Bonus (as % of Salary)
Mr. Papa	100%
Ms. Brown	65%
Mr. Hendrickson	60%
Mr. Kingma	60%
Mr. Kochan	60%

Beginning in fiscal 2013, the metric used for calculating the pool of available funds that can be paid out under the MIB Plan is consolidated operating income. Consolidated operating income for purposes of the MIB Plan equals operating income calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), less certain adjustments for acquisitions and amortization expenses related to those acquisitions (“MIB Operating Income”). Operating income calculated in accordance with GAAP does not include the effect of income tax, interest expense and certain other income and expense items that are included in calculating net income in accordance with GAAP. Prior to fiscal 2013, the metric used under the MIB Plan was consolidated net income. The Committee believes that using operating income as the performance metric better aligns management’s compensation with the performance of the operating units and is consistent with market practices.

Near the beginning of fiscal 2014, the Committee approved a matrix of target award opportunities for the MIB Plan that corresponded to various levels of operating income performance as a percentage of the MIB Operating Income goals. The maximum pool of funds available for all fiscal 2014 awards under the MIB Plan was capped at 200% of the aggregate target award for all participants and, since fiscal year 2010, the maximum incentive award opportunity for any individual participant in the MIB Plan is limited to 200% of that individual’s target award.

The following chart shows the formula for overall MIB funding for fiscal year 2014:

Performance Level	Funding Level
Below 80% of performance target	No funding
At 80% of performance target	50% funding of target awards (threshold)
Between 80% and 100% of performance target	50% funding of target awards plus an additional 2.5% of funding for every 1% (or fraction thereof) above the performance target
At 100% of performance target	100% funding of target awards (target)
Between 100% and 120% of performance target	100% funding of target awards plus an additional 5% of funding for every 1% (or fraction thereof) above the performance target (to a maximum of 200%)
At or above 120% of performance target	200% funding of target awards (maximum)

Near the beginning of each fiscal year, the Board approves the financial plan for that fiscal year, from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. As a result, the Committee originally set the MIB Operating Income target for all participants in the MIB Plan for fiscal 2014 at $997.5 million, a 26.7% increase in target from fiscal 2013. In addition, the MIB Plan for fiscal 2014 originally required MIB Operating Income of at least $782 million in order for participants to receive any payment under the plan in fiscal 2014. In conjunction with the Elan acquisition in December 2013, the Committee revised the fiscal 2014 MIB Operating Income target to be $1,072.5 million, reflecting the target results of the combined companies from the date of the acquisition to the end of fiscal 2014. This revised operating income target resulted in a 39% increase in the target from fiscal 2013. As a further result, the minimum MIB Operating Income required in order for participants to receive any payment under the MIB Plan in fiscal 2014 was revised to $858.0 million. The potential funding scenarios for the MIB Plan, as revised to reflect the Elan acquisition, are set forth in the table below.

FY2014 MIB Pool Funding—Revised to Include Elan Acquisition

	MIB Operating Income	Pool Funding
Maximum	$1,287,000	200%
Target	$1,072,500	100%
Threshold	$858,000	50%
Actual	$1,028,521	89.8%

Perrigo’s actual MIB Operating Income performance for fiscal 2014 was $1,028.5 million. This amount consisted of $567.0 million of income from continuing operations as reported in our financial statements, plus $461.5 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included charges related to acquisitions not included in Perrigo’s original plan for fiscal year 2014, restructuring charges, and other expenses. Based on the payout matrix for the 2014 MIB Plan, the pool of funds available for all fiscal 2014 awards under the MIB Plan was 89.8% of the target award.

The pool of available funds was then allocated among eleven sub-pools covering various geographic groups or business units, including Corporate, using a mathematical formula based on the relative performance of each geographic group or business unit. This allocation determined the actual pay-out for members of each respective geographic group or business unit, which ranged from a low of 34.6% to a high of 116.2%. The Company’s management team, including the named executive officers, are included in the Corporate MIB Plan.

For fiscal 2014, the Committee has approved the following performance measurements to determine how the pool of available MIB funds would be allocated among the various business units, including Corporate:

•	MIB Operating Income and operating working capital turnover at the Corporate level, which applies to each named executive officer; and

•	operating income and operating working capital turnover at the business unit/division level.

Working capital turnover measures Perrigo’s ability to convert the operating income required to support customers into cash over a period of time, with a higher operating working capital turnover rate corresponding to higher cash flow from operations. For fiscal 2014, 86% of the Corporate metric was based on MIB Operating Income performance while 14% was based on operating working capital turnover.

The MIB Operating Income and working capital turnover targets for participants in the Corporate MIB Plan for fiscal year 2014 were $1,072.5 million and 4.94 turns, respectively. In addition, the Corporate MIB Plan for fiscal 2014 required MIB Operating Income and operating working capital turnover of at least $858 million and at least 3.95 turns in order for participants to receive any payouts relative to those components under the Plan.

Perrigo’s actual MIB Operating Income and working capital turnover performance for fiscal 2014, as calculated under the Corporate MIB Plan, was $1,028.5 million and 4.61 turns, respectively. The fiscal 2014 MIB Operating Income and working capital turnover performance represented approximately 90% of the MIB

Operating Income target payout and 83% of the working capital turnover target payout. Based on the payout matrix for the 2014 Corporate MIB Plan and the weighting between the MIB Operating Income and working capital turnover components, the bonus payouts under the 2014 Corporate MIB Plan, which included each named executive officer, were 89.6% of the bonus target.

While the 89.6% payouts were based on the payout matrix for the 2014 Corporate MIB Plan, we believe this payout level is also supported by and consistent with other aspects of Perrigo’s fiscal 2014 financial performance, including record sales, gross profit and cash flow from operations. All of these factors contributed to Perrigo’s strong performance in fiscal 2014.

In assessing individual performance in fiscal 2014 for purposes of determining whether adjustments should be made to the MIB payouts, the Committee focused on the personal efforts of participants to help Perrigo meet its financial, strategic and other goals. The CEO provided substantial input to the Committee regarding the personal performance of the other named executive officers in this respect and, in the case of the CEO, the Committee submitted its recommendation to the independent directors for their approval. The independent directors in the case of the CEO, and the Committee in the case of the other named executive officers, have the ability to adjust individual MIB payouts based on personal performance. After individual adjustments based on this assessment, actual MIB payouts to the named executive officers for fiscal 2014 ranged from 87% to 96% of target. The actual bonuses awarded to the named executive officers are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 29.

Stock-Based Compensation

Long-term stock-based compensation, which is awarded under our 2013 Long-Term Incentive Plan (the “LTIP”), is intended to motivate and reward executives for creating shareholder value as reflected in the total shareholder return of Perrigo’s ordinary shares. Awards under the LTIP may be in the form of stock options, non-statutory stock options, stock appreciation rights or stock awards, including restricted shares or restricted share units, or performance shares or performance units. We provide long-term incentive opportunities solely through stock-based awards to the executive officers, management and other key employees. In fiscal 2014, approximately 500 employees received stock-based compensation.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s ordinary shares. In addition, performance-based restricted stock units are only earned if specified financial goals are achieved.

The Committee sets stock-based grant levels based on consideration of an executive’s position, performance review of market competitive practices (using the market median as a competitive guideline) and the aggregate cost impact to the Company. Grants to named executive officers are subject to the approval of the Committee and, in the case of the CEO, the independent directors of the Board.

The long-term stock-based compensation for our executives consists of a mix of three types of stock-based awards: performance-based restricted stock units, stock options, and service-based restricted stock units. In developing this grant mix, the Committee considered the Company’s compensation philosophy and ongoing business strategy, reviewed market practices and alternative award types, and considered the overall cost impact to Perrigo of various award types. The Committee reviews this grant mix annually and has concluded that the current mix of long-term incentive vehicles continues to support the key objectives of the Company’s long-term incentive program and the pay-for-performance philosophy. Consistent with our long-standing emphasis on performance-based compensation, the majority of the award opportunity is provided through performance-based awards in the form performance-based restricted stock units and stock options. This provides a tiered mix among the three award types while maintaining the emphasis on performance-based awards. The portion of the long-term incentive opportunity granted in service-based restricted stock units is provided, primarily, to facilitate retention.

In August 2013, the Committee approved changes to the allocation of long-term equity compensation for all executive and non-executive officers entitled to receive such equity compensation. Prior to this change, the allocation for executive officers, including our named executive officers, was 40% stock options, 20% restricted stock units and 40% performance-based restricted stock units, while the allocation for non-executive officers was 40% stock options, 30% restricted stock units and 30% performance-based restricted stock units. Going forward in fiscal 2014 and beyond, the allocation for all recipients entitled to receive such equity compensation, including our named executive officers, will be 30% stock options, 20% restricted stock units and 50% performance-based restricted stock units. The Committee and Board believe that this change is consistent with market practices and better reflects our philosophy of pay-for-performance.

A description of each award type and the weighting of the total award opportunity (percent of the total targeted value) for fiscal 2014 are presented below.

•	Performance-based restricted stock units (50% weighting):

-	Vesting is dependent on the Company’s performance over a three-year period.

-

Shares can be earned based on the three-year average return on tangible capital (“ROTC”) (average of three discrete one-year ROTC goals, which are set based on the annual financial plan). The target goals are set by the Board at challenging levels requiring execution of each year’s financial plan.

-	Earned awards, if any, can range from 0% to 200% of the target number of shares granted.

•	Stock options (30% weighting):

-	Vest 33% per year beginning one year from the date of grant (fully vest after three years).

-	Have a 10-year term, after which the options expire.

-	Exercise price equals the last reported sale price of Perrigo’s ordinary shares on the grant date.

-

The ultimate value of the stock options that will be realized, if any, is not determinable until they are exercised. Stock options will have value only to the extent that the stock price increases above the option’s exercise price.

•	Service-based restricted stock units (20% weighting):

-	Vest 100% three years from the date of grant.

-	Accrued dividends paid in cash at the end of the restriction period.

Performance-based restricted stock units are earned and vest, if at all, three years from the grant date depending on the Company’s performance over the applicable three-year performance period. The Committee has approved using ROTC as the performance measure for performance-based restricted stock units. ROTC measures our ability to generate profits from the effective use of all tangible capital invested in the business. Tangible capital is defined as Perrigo’s operating assets and liabilities excluding all acquisition-related intangible assets and goodwill. ROTC is calculated by dividing Perrigo’s after tax operating profits, excluding acquisition-related amortization charges, by its tangible capital. Both management and the Board of Directors regularly review both ROTC and return on invested capital (“ROIC”) to measure the Company’s ability to provide a return on all assets greater than the Company’s cost of capital. The ROIC calculation includes goodwill as well as intangible assets from acquisitions.

The ROTC target used for performance-based restricted stock units granted in fiscal 2014 was 50.0%. Our fiscal 2014 ROTC performance of 50.8% resulted in an actual vesting credit of 114%, which will be relevant for any three-year performance period that includes fiscal 2014. Information regarding the fiscal 2012 grant, which vested subsequent to the end of fiscal 2014, is included in footnote 5 to the Outstanding Equity Awards at Fiscal Year-End 2014 table on page 32.

With respect to the performance-based restricted stock units granted in fiscal year 2011 that vested in fiscal 2014, the vesting credit for the fiscal 2013 portion of the 2011 grant was 86% based on Perrigo’s fiscal 2013 financial performance. Given the 119% and 179% vesting credits for fiscal years 2011 and 2012, respectively, the full three-year vesting credit was 128% for the performance-based restricted stock units granted in fiscal 2011. These results are summarized in the chart below:

2011 Performance Share Awards

(Based on Company ROTC performance in fiscal years 2011, 2012 and 2013 and vested in fiscal year 2014)

	FY 2011	FY 2012	FY 2013
ROTC Maximum Performance (200% Payout)	44.0%	43.1%	46.0%
ROTC Target Performance (100% Payout)	38.3%	39.2%	41.8%
ROTC Threshold Performance (50% Payout)	32.6%	35.3%	37.6%

ROTC Actual Performance	39.4%	42.3%	40.6%

Percent Payout	119%	179%	86%
Full 3-year vesting = 128%

The actual number of restricted stock units that vested in fiscal 2014 for each of our named executive officers is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in Fiscal Year 2014 table on page 33.

The accounting cost of the stock-based awards is determined at the date of grant and accrued over the vesting service period. The ultimate expense for the performance-based restricted stock units is based on the number of shares earned.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for the fiscal 2014 stock-based grants is presented in the Grants of Plan-Based Awards for Fiscal Year 2014 table on page 31.

Stock options and performance-based restricted stock are designed to be deductible by Perrigo for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). Accordingly, when executives exercise stock options or receive shares in payment for earned performance-based restricted stock units, they are taxed at ordinary income rates (subject to withholding), and Perrigo receives a corresponding tax deduction. For certain named executive officers with total compensation exceeding $1 million, the compensation expense associated with service-based restricted stock awards may not be tax deductible by Perrigo for federal income tax purposes under Section 162(m).

Our grant documents include a claw-back provision that allows Perrigo to recover incentive compensation paid to an executive based on Perrigo’s financial results if the results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct.

Annual Grant Timing

During our regularly scheduled meetings in August, the independent directors approve all regular, annual stock-based awards for the CEO, and the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels. All regular annual stock-based awards are granted on, and priced at the last reported sale price of Perrigo’s stock on, the fifth trading day after the day on which Perrigo publicly releases its year-end earnings for the fiscal year.

Stock-based awards may be granted during the year to new hires or to existing non-executive employees under special circumstances (promotions, retention or performance) with the approval of the CEO. Stock-based awards may also be granted during the year to the executive officers other than the CEO with the approval of the Committee and to the CEO with the approval of the independent directors as permitted under the LTIP. Such awards are priced at the closing price of Perrigo’s stock on the day the awards are granted.

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary as follows:

•	Chief Executive Officer: 5 times base salary

•	Executive Vice President: 3 times base salary

•	Senior Vice President: 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan. The balance of an executive officer’s stock ownership may be satisfied through (a) unvested but earned performance-based restricted stock shares or restricted share units that have not been forfeited, and (b) unvested service-based restricted shares or restricted share units that have not been forfeited.

Until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. At any time that an executive’s general direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he/she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or performance-based restricted shares or restricted share units under any of the Company’s compensation plans, and (ii) with respect to stock options, he or she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of fiscal 2014, all of our executive officers, including our named executive officers, were in compliance with these guidelines.

Compensation Risk Assessment

At the Committee’s request, Meridian, the Committee’s independent consultant, conducted an assessment of the Company’s compensation policies and practices in fiscal 2014 to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of the Company’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans) and long-term incentive arrangements (including stock option, restricted stock unit and performance share unit design) as well as potential mitigating factors such as stock ownership requirements and recoupment policies.

After considering Meridian’s assessment, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on the Company. Factors that led to this conclusion include:

•	Our overall compensation levels are generally within a competitive range of market.

•

Our compensation mix, which is described in detail above, is balanced among (i) fixed components such as salary and benefits, (ii) annual incentives that are based on total Company financial performance, business unit financial performance, operational measures and individual performance, and (iii) for management level personnel, equity awards comprised of stock options, performance share units and time-based restricted stock units. The Committee believes our compensation mix provides a balanced focus on achieving both short-term financial results and long-term value creation.

•

Through equity-based awards, a significant percentage of our management’s incentive compensation is based on the long-term performance of the total Company, which acts to mitigate any incentive to pursue strategies that might maximize the performance of a single operating division to the detriment of our Company as a whole.

•	The MIB Plan and the performance share units each use different performance metrics to determine actual earned award payouts.

•

We have the right to recover incentive compensation previously paid to an executive based on our financial results if the results are later restated because of the individual’s misconduct, including without limitation fraud or knowing illegal conduct.

•	Our incentive award program avoids steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•

Maximum payouts under both the MIB Plan and the LTIP are capped at 200% of the target amount for executive officers, including named executive officers, which mitigates excessive risk-taking since the amount that can be earned in any given performance period is capped.

•

Our senior executives are subject to stock ownership guidelines that incentivize them to consider the long-term interest of Perrigo and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

•

Our Board of Directors and the Committee annually review and approve incentive plan targets that they believe are attainable without the need to take inappropriate risk, and they retain a large amount of discretion to adjust compensation for Company, division and individual performance as well as other factors.

Based on the foregoing, the Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Benefits and Perquisites

Retirement Benefits

We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the named executive officers.

Executive Perquisites

We provide a limited number of perquisites to our named executive officers. Benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, limited spousal travel and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan

We maintain a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows certain executives, including the named executive officers, to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, currently $51,000 ($56,500 for certain participants who are at least age 50). Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $260,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, we provide affected employees, including the named executive officers, with the profit-sharing contributions and matching contributions under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits)

We typically do not enter into employment agreements with our executives. However, in order to recruit our CEO during fiscal 2007, we entered into an employment agreement with him. The key compensation terms of this agreement are summarized below. Post-employment payments under the CEO’s employment agreement are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 34.

All other executives are subject to the Company’s general severance policy in the event of termination other than for cause. Under this policy, executives terminated without cause would receive 52 weeks of base salary, a 52-week waiver of COBRA premiums, a pro-rata bonus payment and career transition assistance up to a maximum of $25,000.

CEO Compensation

Mr. Papa’s employment agreement became effective on October 9, 2006. His initial compensation was determined based on consideration of market practices and experience. Consistent with our emphasis on performance-based pay, the majority of Mr. Papa’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Papa’s compensation currently includes: a base salary; participation in the MIB Plan; annual grants of stock options, service-based restricted units and performance-based restricted stock units; and participation in Perrigo’s other employee benefit plans.

Mr. Papa also serves on the Board of Directors pursuant to the terms of his agreement. Although the agreement had an initial term of two years, it automatically was extended for additional 12-month periods and will continue to do so until either Perrigo or Mr. Papa provides written notice of non-renewal to the other party at least 120 days before the last day of the then-current renewal term. The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of his employment and non-solicitation restrictions for one year from the date of termination of his employment.

If Mr. Papa were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits, benefit continuation and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts were set to recruit Mr. Papa and were generally consistent with market practices. There are no additional enhancements for a termination of employment following a change of control.

Further details regarding potential payments under this agreement upon a termination of employment are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 34.

Changes for Fiscal Year 2015

FY 2015 Peer Group

Over time, the Comparison Group selected by the Committee (following consultation with Meridian and management) has focused on comparably sized pharmaceutical peer group companies. The pharmaceutical industry has been steadily moving toward consolidation to remain competitive. As a result of market consolidation and Perrigo’s growth, the existing Comparison Group dwindled to less than eight companies as of the end of fiscal 2014. For fiscal 2015, the Committee undertook a detailed review of the existing Comparison Group and, with the assistance of Meridian and management, analyzed potential peer company additions and deletions, resulting in the approval of a new peer group in April 2014 applicable for fiscal 2015 pay decisions. This new peer group, consisting of the 17 companies listed below, has median revenues and market capitalization of $4.6 billion and $18.9 billion, respectively. The new peer group includes:

Abbvie, Inc.	Mallinckrodt plc
Actavis plc	Mead Johnson Nutrition Co.
Allergan, Inc.	Mylan, Inc.
Bristol-Myers Squibb Co.	Regeneron Pharmaceuticals
Celgene Corporation	Shire plc (ADR)
Cubist Pharmaceuticals, Inc.	United Therapeutics Corporation
Endo International plc	Valeant Pharmaceuticals International
Hospira, Inc.	Zoetis, Inc.
Jazz Pharmaceuticals plc

Fiscal 2015 MIB Plan

For fiscal 2015, the Committee approved a change to the MIB Plan such that “Days Working Capital” will be used in place of “Operating Working Capital Turns” as part of the calculation to determine how the pool of MIB funds will be allocated among the various business units. This change was approved by the Committee to enhance focus on the balance sheet and statement of cash flows in addition to the income statement. Although both metrics are fairly similar, the Committee believes that Days Working Capital is a superior benchmark that will facilitate the annual goal setting process. The weighting for Days Working Capital will remain at 14% while the weighting for Operating Income will remain at 86%.

Tax Matters

Deductibility of Compensation

Code Section 162(m) limits the deductibility by Perrigo of compensation in excess of $1 million paid to each of the CEO and the next three most highly paid officers (excluding the Chief Financial Officer). Certain “performance-based compensation” is not included in compensation counted for purposes of the limit. The Committee attempts to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment to authorize compensation that may not be fully deductible where merited by the need to respond to changing business conditions or an executive officer’s individual performance.

Code Section 4985 Excise Tax

In connection with the Company’s Elan acquisition, Section 4985 of the Internal Revenue Code imposed a 15% excise tax on the value of certain stock compensation held at any time during the six months before and six months after the closing of Elan acquisition. This excise tax was imposed on Perrigo’s directors and executive officers, including the named executive officers, and applied to any outstanding (1) unexercised vested or unvested nonqualified stock options, (2) unvested restricted stock awards; (3) unvested restricted stock unit awards, and (4) unvested performance restricted stock unit awards.

Because this excise tax applied only to Perrigo’s directors and executive officers, the Board considered various ways to address the excise tax so that, on a net after-tax basis, the directors and executive officers would be in the same position as if no excise tax had been applied. After an extensive analysis, the Board determined not to accelerate vesting of outstanding awards to preserve their retention value and instead to provide a gross up for the Section 4985 excise tax that would put these individuals in the same position as other equity compensation holders after the Elan acquisition.

This specific arrangement was considered by our shareholders at the November 18, 2013 Special Meeting of Shareholders related to the Elan acquisition. At that special meeting, approximately 88% of the votes cast by our shareholders approved in an advisory vote the payments to our named executive officers with respect to the excise tax. These amounts were determined and paid to the Company’s named executive officers and directors following the closing of the Elan acquisition.

Although the payments related to the excise tax appear as “All Other Compensation” in the Summary Compensation Table, the payment of these non-recurring items did not result in a financial gain to the Company’s directors or named executive officers. Those payments resulted in no unique benefit to the directors or named executive officers and were intended only to place them in the same position as other equity compensation holders after the Elan acquisition.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for fiscal years 2014, 2013 and 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph C. Papa Chairman, President, Chief Executive Officer	2014	1,117,500	3,990,351	1,711,405	1,037,390	11,088,894	18,945,540
	2013	1,055,000	2,399,959	1,551,631	953,175	186,271	6,146,036
	2012	1,012,500	2,070,083	1,328,600	1,577,475	244,196	6,232,854

Judy L. Brown Executive Vice President, Chief Financial Officer	2014	563,200	1,206,065	517,314	340,249	3,785,451	6,412,279
	2013	526,250	840,067	543,069	288,248	91,112	2,288,746
	2012	489,950	630,018	404,351	465,399	98,160	2,087,878

John T. Hendrickson Executive Vice President, Global Operations and Supply Chain	2014	470,250	643,937	276,234	265,328	1,299,871	2,955,620
	2013	452,468	333,029	215,290	250,264	69,726	1,320,777
	2012	438,653	302,952	194,470	405,647	84,481	1,426,202

Todd W. Kingma Executive Vice President, General Counsel and Company Secretary	2014	470,250	643,937	276,234	267,855	2,400,921	4,059,198
	2013	452,468	459,028	296,742	250,264	60,903	1,519,405
	2012	438,653	449,987	288,835	405,647	74,569	1,657,689

Sharon Kochan	2014	458,025	559,972	240,195	243,663	1,296,902	2,798,756
Executive Vice President,	2013	441,000	314,998	203,664	243,922	55,525	1,259,109
General Manager International

1)	Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with ASC Topic 718. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued using the closing market price of our common stock on the date of grant assuming payout at target performance of 100%. These values were as follows: Mr. Papa, $2,850,285; Ms. Brown, $861,458; Mr. Hendrickson, $459,955; Mr. Kingma, $459,955; and Mr. Kochan, $399,945. The 100% target performance is based on the probable outcome of the relevant performance conditions as of the grant date. See the Grants of Plan-Based Awards for Fiscal Year 2014 Table for additional information regarding the full grant date fair value for all stock awards. Assuming payout at maximum performance of 200%, the full grant date fair value of performance-based stock awarded in fiscal 2014 would have been: Mr. Papa, $5,700,570; Ms. Brown, $1,722,916; Mr. Hendrickson, $919,910; Mr. Kingma, $919,910; and Mr. Kochan, $799,890.

2)	Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. Additional weighted average valuation assumptions related to option awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended June 28, 2014, June 29, 2013, and June 30, 2012. See the Grants of Plan-Based Awards for Fiscal Year 2014 table for additional information regarding these awards.

3)	The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year as described in the Compensation Discussion and Analysis section entitled Elements of Compensation – Annual Incentive Award Opportunities.

4)	The following table describes the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table:

Name	Perquisites and Other Personal Benefits($)(1)	Registrant Contributions to Defined Contribution Plans ($)(3)	Registrant Contributions to Non-Qualified Plans	Executive Long-Term Disability ($)(4)	Excise Tax Reimbursement ($)(5)	Total ($)
Joseph C. Papa	(2)	16,026	111,911	13,087	10,947,869	11,088,894
Judy L. Brown	99,295	16,026	36,279	3,142	3,630,709	3,785,451
John T. Hendrickson	30,615	16,311	28,659	3,970	1,220,315	1,299,871
Todd W. Kingma	(2)	16,311	28,659	4,388	2,351,563	2,400,921
Sharon Kochan	(2)	16,332	27,376	3,197	1,249,996	1,296,902

1)	Represents an allowance for tax/financial planning services; Employees also receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state. For Judy Brown, this value was $63,225.

2)	Perquisites and Other Personal Benefits totaled less than $10,000.

3)	Represents the Company’s contributions to 401(k) and Profit-Sharing Plans.

4)	Represents long-term disability plan premiums paid by the Company.

5)	Represents an excise tax imposed in connection with the acquisition of Elan, as more fully described in the “Compensation Discussion and Analysis” under the heading “Tax Matters –Code Section 4985 Excise Tax.” The payment of this non-recurring item did not result in a financial gain to the named executive officers and was intended only to place them in the same position as other equity compensation holders after the Elan acquisition.

Grants of Plan-Based Awards for Fiscal Year 2014

The following table provides information regarding equity and non-equity awards granted to the named executive officers during fiscal year 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Possible Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date(1)	Award Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Papa	8/13/2013		558,750	1,117,500	2,235,000	—	—	—	—	—	—	—
	8/22/2013	8/13/2013	—	—	—	—	23,796	47,592	—	—	—	2,850,285
	8/22/2013	8/13/2013	—	—	—	—	—	—	9,518	—	—	1,140,066
	8/22/2013	8/13/2013	—	—	—	—	—	—	—	44,496	119.78	1,711,405

Judy L. Brown	8/14/2013		183,040	366,080	732,160	—	—	—	—	—	—	—
	8/22/2013	8/13/2013		—	—	—	7,192	14,384	—	—	—	861,458
	8/22/2013	8/13/2013	—	—	—	—	—	—	2,877	—	—	344,607
	8/22/2013	8/13/2013	—	—	—	—	—	—	—	13,450	119.78	517,314

John T. Hendrickson	8/14/2013		141,075	282,150	564,300	—	—	—	—	—	—	—
	8/22/2013	8/13/2013	—	—	—	—	3,840	7,680	—	—	—	459,955
	8/22/2013	8/13/2013	—	—	—	—	—	—	1,536	—	—	183,982
	8/22/2013	8/13/2013	—	—	—	—	—	—	—	7,182	119.78	276,234

Todd W. Kingma	8/14/2013		141,075	282,150	564,300	—	—	—	—	—	—	—
	8/22/2013	8/13/2013	—	—	—	—	3,840	7,680	—	—	—	459,955
	8/22/2013	8/13/2013	—	—	—	—	—	—	1,536	—	—	183,982
	8/22/2013	8/13/2013	—	—	—	—	—	—	—	7,182	119.78	276,234

Sharon Kochan	8/13/2013		137,407	274,815	549,630	—	—	—	—	—	—	—
	8/22/2013	8/13/2013	—	—	—	—	3,339	6,678	—	—	—	399,945
	8/22/2013	8/13/2013	—	—	—	—	—	—	1,336	—	—	160,026
	8/22/2013	8/13/2013	—	—	—	—	—	—		6,245	119.78	240,195

1)	Actual date of grant.

2)	Date on which the Remuneration Committee, or in the case of Mr. Papa, the independent directors, approved the award.

3)	These columns show the dollar range of payout targets for fiscal 2014 performance under the Management Incentive Bonus Plan as described in the section titled Elements of Compensation – Annual Incentive Award Opportunities in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. Beginning in fiscal year 2010, the maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Compensation Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2014 non-equity incentive awards were made in August 2014 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4)	These columns show the range of performance-based restricted stock units that were granted in fiscal 2014 and that could be earned in fiscal 2016 under the LTIP, depending on whether specific financial goals are achieved in each of the three applicable performance years, as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The ASC Topic 718 value of the fiscal 2014 performance-based restricted stock units granted on August 22, 2013 was $119.78 per share. These awards, to the extent earned, vest three years from the grant date.

5)	This column shows the service-based restricted stock units granted during fiscal 2014 under the LTIP as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. The ASC Topic 718 value of the fiscal 2014 service-based restricted stock units granted on August 22, 2013 was $119.78 per share. These awards vest three years from the grant date.

6)	This column shows the stock options granted during fiscal 2014 under the LTIP as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. The ASC Topic 718 value of the fiscal 2014 stock options granted on August 22, 2013 is $38.46 per share. These options vest over three years.

7)	Amounts are computed in accordance with ASC Topic 718 and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards” and “Option Awards.” For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year End 2014

The following table sets forth information detailing the outstanding equity awards held by each of our named executive officers at June 28, 2014.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (4)
Joseph C. Papa	8/19/2010	10,183	—	58.82	8/18/2020	—	—	—	—
	8/23/2011	30,862	15,431	90.65	8/23/2021	11,419	1,666,831	14,426	2,105,764
	8/23/2012	14,948	29,895	108.62	8/23/2022	7,365	1,075,069	14,731	2,150,284
	8/22/2013	0	44,496	119.78	8/22/2023	9,518	1,389,342	24,906	3,635,599

Judy L. Brown	8/25/2009	6,061	—	35.85	8/24/2019	—	—	—	—
	8/19/2010	12,901	—	58.82	8/18/2020	—	—	—	—
	8/23/2011	9,393	4,696	90.65	8/23/2021	3,475	507,246	4,390	640,820
	8/23/2012	5,232	10,463	108.62	8/23/2022	2,578	376,311	5,156	752,621
	8/22/2013	—	13,450	119.78	8/22/2023	2,877	419,956	7,528	1,098,808

John T. Hendrickson	8/23/2011	—	2,258	90.65	8/23/2021	1,671	243,916	2,111	308,147
	8/23/2012	2,074	4,148	108.62	8/23/2022	1,022	149,181	2,044	298,363
	8/22/2013		7,182	119.78	8/22/2013	1,536	224,210	4,019	586,683

Todd W. Kingma	8/25/2008	2,550	—	35.85	8/24/2018	—	—	—	—
	8/19/2010	10,652	—	58.82	8/18/2020	—	—	—	—
	8/23/2011	6,710	3,354	90.65	8/23/2021	2,482	362,298	3,136	457,703
	8/23/2012	2,859	5,717	108.62	8/23/2022	1,409	205,672	2,817	411,197
	8/22/2013		7,182	119.78	8/22/2023	1,536	224,210	4,019	586,683

Sharon Kochan	8/23/2011	3,578	1,789	90.65	8/23/2021	1,324	193,264	1,673	244,157
	8/23/2012	1,962	3,924	108.62	8/23/2022	967	141,153	1,933	282,160
	8/22/2013	—	6,245	119.78	8/22/2023	1,336	195,016	3,495	510,139

1)	For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2)	All stock option awards vest one-third per year over three years beginning on the anniversary of the grant.

3)	Service-based restricted stock units fully vest three years from the grant date.

4)	The market value of these unvested awards was calculated using the closing price of our common stock as of June 28, 2014, which was $145.97 a share.

5)	Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over a three-year period as more fully described in the section entitled “Stock-Based Compensation” in the Compensation Discussion and Analysis. As of June 28, 2014, the number of unearned units for the fiscal 2012 award, granted on August 23, 2011, was calculated using vesting credits of 179% and 86% for fiscal years 2012 and 2013, respectively, based on our actual performance, and a targeted vesting credit of 100% for fiscal 2014. The number of unearned units for the fiscal 2013 award, granted on August 23, 2012, was calculated using a vesting credit of 86% for fiscal 2013 based on our actual performance and a targeted vesting credit of 100% for both fiscal 2014 and 2015. The number of unearned units for the fiscal 2014 award, granted on August 22, 2013, was calculated using a targeted vesting credit of 100% for fiscal years 2013, 2014 and 2015.

Subsequent to year-end, the fiscal 2012 award vested on August 22, 2014, and the actual number of performance-based restricted stock units earned were: Mr. Papa: 14,388; Ms. Brown: 4,379; Mr. Hendrickson: 2,105; Mr. Kingma: 3,127; and Mr. Kochan: 1,668. The actual vesting credit for the fiscal 2014 portion of the 2012 award was 114% based on our fiscal 2014 ROTC performance, which, given the 179% and 86% vesting credits for fiscal years 2012 and 2013, respectively, resulted in a full three-year vesting credit of 126% for the performance-based restricted stock units granted in fiscal 2012.

Option Exercises and Stock Vested in Fiscal Year 2014

The following table provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Joseph C. Papa	75,000	6,949,618	34,305	4,085,701
Judy L. Brown	3,916	362,214	11,338	1,350,348
John T. Hendrickson	8,840	554,173	5,698	678,628
Todd W. Kingma	5,055	524,727	9,362	1,115,008
Sharon Kochan	1,323	82,264	3,488	415,418

1)	The value realized on exercise was calculated using the difference between the exercise price of the option and the closing price of our ordinary shares on the day the awards were exercised.

2)	Represents service-based restricted stock and units and performance-based restricted stock units issued under the LTIP.

3)	The value realized on vesting was calculated using the closing price of our ordinary shares on the day the awards vested.

Non-Qualified Deferred Compensation in Fiscal Year 2014

The Deferred Compensation Plan allows certain senior executives to defer as much as 100% of base salary and 80% of incentive compensation. Participation in the plan is limited to the executive officers (including the named executive officers) and other management level personnel and selected individuals. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to the participant and determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our qualified deferred compensation plan (with the exception of our stock, which is not an investment option in the Deferred Compensation Plan). In-service distributions are allowed. Participants elect the form and timing of payment of their Deferred Compensation Plan deferral account prior to the year in which it is deferred. Participants may elect to receive their accounts in a lump sum or in annual installments (up to fifteen years) upon separation from service. All participants are treated as key employees by the Deferred Compensation Plan rules (as defined in the applicable tax regulations) and therefore may not begin receiving distributions earlier than six months following termination of employment.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph C. Papa	156,297	111,911	698,451	—	4,313,704
Judy L. Brown	55,000	36,279	145,928	—	1,028,295
John T. Hendrickson	105,026	28,659	125,294	70,135	737,939
Todd W. Kingma	47,540	28,659	139,875	—	1,265,481
Sharon Kochan	70,195	27,376	81,513	—	573,273

1)	Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as fiscal 2014 salary: Mr. Papa, $89,575; Ms. Brown, $15,000; Mr. Hendrickson, $80,000; Mr. Kingma, $10,000; and Mr. Kochan, $45,802, and the following additional amounts are included for fiscal 2013 in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation: Mr. Papa, $66,722; Ms. Brown, $40,000; Mr. Hendrickson, $25,026; Mr. Kingma, $37,540; and Mr. Kochan, $24,392.

2)	These amounts are included in the Summary Compensation Table as fiscal year 2014 All Other Compensation.

3)	In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table in the columns entitled (i) Salary (for fiscal year 2013): Mr. Papa, $73,850; Ms. Brown, $17,500; Mr. Hendrickson, $59,500; Mr. Kingma, $10,000; and Mr. Kochan, $44,100, (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2012): Mr. Papa, $110,423; Ms. Brown, $50,000; Mr. Hendrickson, $16,226; Mr. Kingma, $60,847; and Mr. Kochan, $37,635, and (iii) Salary (for fiscal year 2012): Mr. Papa, $70,875; Ms. Brown, $17,500; Mr. Hendrickson, $31,500; Mr. Kingma, $10,000; and Mr. Kochan, $35,644.

Potential Payments Upon Termination or Change in Control

All of our named executive officers participate in our MIB Plan, LTIP, and our Deferred Compensation Plan. These plans may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Our Chief Executive Officer also would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment which, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. The Remuneration Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation in Fiscal Year 2014 table on page 33 in the event of his or her termination resulting from various scenarios and assuming a termination date of June 28, 2014, the last business day of our 2014 fiscal year, and a stock price of $145.97, our closing stock price on June 27, 2014, which was the last trading day before our fiscal year end. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
Joseph C. Papa
Cash Severance(1)	5,675,000	1,135,000	—	5,675,000	5,675,000
Equity Awards
Service-Based Restricted Stock	4,125,299	4,125,299	—	2,737,955	2,737,955
Performance-Based Restricted Stock(3)	7,897,415	7,897,415	—	7,897,415	7,897,415
Stock Options	3,116,708	3,116,708	—	1,960,702	1,960,702
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	20,814,422	16,274,422	—	18,271,072	18,271,072

Judy L. Brown
Cash Severance (2)	—	371,150	—	—	—
Equity Awards
Service-Based Restricted Stock	1,301,637	1,301,637	—	—	882,285
Performance-Based Restricted Stock (3)	2,494,189	2,494,189	—	—	1,391,824
Stock Options	996,824	996,824	—	—	647,393
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	4,792,650	5,163,800	—	—	2,921,502

John T. Hendrickson
Cash Severance (2)	—	285,000	—	—	—
Equity Awards
Service-Based Restricted Stock	616,419	616,419	—	—	392,532
Performance-Based Restricted Stock (3)	1,194,181	1,194,181	—	—	605,630
Stock Options	465,083	465,083	—	—	278,495
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	2,275,683	2,560,683	—	—	1,276,657

Todd W. Kingma
Cash Severance(2)	—	285,000	—	—	—
Equity Awards
Service-Based Restricted Stock	791,039	791,039	—	—	567,152
Performance-Based Restricted Stock (3)	1,397,225	1,456,197	—	—	867,646
Stock Options	583,756	583,756	—	—	397,168
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	2,772,020	3,115,992	—	—	1,831,966

Sharon Kochan
Cash Severance(2)	—	278,220	—	—	—
Equity Awards
Service-Based Restricted Stock	528,671	528,671	—	—	333,936
Performance-Based Restricted Stock (3)	1,037,409	1,037,409	—	—	525,638
Stock Options	406,574	406,574	—	—	244,329
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	1,972,654	2,250,874	—	—	1,103,903

1)	Mr. Papa will receive cash severance representing 24 months of salary ($2,270,000), 24 months of bonus ($2,270,000) and any earned prorated bonus ($1,135,000) if he leaves Perrigo because of a change in control, without cause or for good reason, or involuntary termination for economic reasons. Cash severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement.

2)	Ms. Brown, Mr. Hendrickson, Mr. Kingma and Mr. Kochan will receive cash severance for any earned prorated bonus if their employment is terminated because of death, disability or retirement.

3)	Performance-based restricted stock units were valued based on a full three-year vesting credit of 122%, 96% and 114% for the fiscal 2012, 2013 and 2014 grants, respectively. The full three-year vesting credit for each fiscal year was calculated based on the actual vesting credit of 114% for the fiscal 2014 portion of each grant, which was based on our fiscal 2014 ROTC performance. The fiscal 2014 and 2013 full three-year vesting credit used a target performance of 100% for performance in any future fiscal year.

Employment Agreement with Chief Executive Officer

Under Mr. Papa’s employment agreement, his employment may be terminated during the term of this agreement under the following circumstances:

•	upon Mr. Papa’s death or disability;

•	by Perrigo for cause (as defined in the agreement);

•	by Mr. Papa upon 30 days’ written notice;

•	by mutual agreement;

•	by Perrigo without cause upon 30 days’ written notice; or

•	by Mr. Papa with good reason (as defined in the agreement).

If Mr. Papa’s employment is terminated during the term of the agreement for any reason, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Papa’s employment is terminated as a result of death or disability, Mr. Papa also will receive a pro rata management incentive bonus for the portion of the year he was employed. If we terminate Mr. Papa’s employment for cause, he will receive compensation and benefits earned to date, but he will forfeit any options (whether vested or unvested), restricted stock and unvested benefits. Any salary and unused vacation days will be paid to Mr. Papa in a lump sum as soon as practicable following the date of termination. Other benefits will be paid to Mr. Papa in accordance with applicable law and the terms of any applicable plan or arrangement.

If during the term of this agreement Mr. Papa’s employment is terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he will also be entitled to compensation and benefits earned to that date, as well as:

•	payment of an amount equal to 24 months of his then-current salary and target bonus, payable in regular payroll installments;

•

continued vesting as if he had remained employed with Perrigo of the stock option and restricted stock awards granted to him upon his hire and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, (ii) 30 days after the last vesting date of an option that vests after termination, or (iii) any later applicable date specified in the Long Term Incentive Award Agreement (“Award Agreement”) pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement;

•

continued vesting for a period of 24 months of all other stock option and restricted stock awards granted to him, and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, or (ii) any later applicable date specified in the award agreement pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the award agreement; and

•	a pro rata management incentive bonus for the portion of the year he was employed.

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the first day of the following fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the first day of the following fiscal year under the following circumstances:

•	retirement at age 65 or older;

•	retirement at age 60 or older with at least 10 years of service;

•	early retirement of a named executive officer under an early retirement plan;

•	permanent disability as determined by the Remuneration Committee; or

•	death.

Under all circumstances listed above, the named executive officer, or his or her estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination. In addition, the CEO, in his sole discretion, may make exceptions to the circumstances listed above and allow payments in the event of other types of termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement, his or her (i) outstanding options will immediately vest in full and (ii) restricted stock units and performance-based restricted stock units will be free of any restriction period. The outstanding options may be exercised in whole or in part by the participant or his or her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he or she may exercise his or her options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, restricted stock units and performance-based restricted stock units that are not vested on the termination date, but are scheduled to vest during the 24-month period following the termination date according to the vesting schedule in effect before termination, will vest as if the participant had continued to provide services to us during the 24-month period. Any unvested options, restricted stock units and performance-based restricted stock units that are not scheduled to vest during that 24-month period will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the named executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than the respective expiration dates of the options.

Upon an event of termination for any reason during the restriction period, restricted shares and stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. We may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares, except for restricted share awards that are intended to comply with certain performance-based compensation requirements.

If a named executive officer is terminated for cause, any restricted shares or units subject to a restriction period will be forfeited and his or her right to exercise his or her options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his or her options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or restricted stock units and performance-based restricted stock units that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

In the event of a change in control (as defined in the LTIP), options, restricted stock units and performance-based restricted stock units outstanding under the LTIP as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and the restricted shares and units will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his or her vested account balance. The Non-Qualified Deferred Compensation in Fiscal Year 2014 table on page 33 reflects account balances as of the end of our 2014 fiscal year.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. Payments generally will be made no later than 60 days after the named executive officer terminates his or her employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than 60 days after the last day of the plan year in which the named executive officer dies.

Remuneration Committee Report

The Remuneration Committee of the Perrigo Company Board of Directors consists of four directors, each of whom is independent, as defined under SEC rules and the NYSE standards.

The Remuneration Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Remuneration Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014.

THE REMUNERATION COMMITTEE

Ellen R. Hoffing, Chair

Laurie Brlas

Ran Gottfried

Gary K. Kunkle, Jr.

Equity Compensation Plan Information

The table below provides information about Perrigo’s ordinary shares that may be issued upon the exercise of options and rights under all of our equity compensation plans as of June 28, 2014. Shareholder-approved plans include our LTIP, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTIP.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	891,091	$63.24	4,554,442	(1)
Equity compensation plans not approved by shareholders	0	—	0
Total	891,091	$63.24	4,554,442

(1)

All of these shares were available for issuance under our LTIP. Excludes 426,524 shares of unvested restricted stock awards and unvested restricted stock units. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) Perrigo’s financial statements and the independent audit thereof; (3) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (4) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (5) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Audit Committee.

In connection with the June 28, 2014 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 28, 2014.

THE AUDIT COMMITTEE

Laurie Brlas, Chair

Jacqualyn A. Fouse

Michael J. Jandernoa

Ben-Zion Zilberfarb

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Under the Company’s Articles of Association, the Board of Directors must consist of between two and eleven directors, with the exact number determined by the Board of Directors. Eleven directors currently serve on our Board of Directors.

At the AGM, all directors are to be elected for a one-year term expiring at the 2015 Annual General Meeting.

Based upon the recommendation of the Nominating & Governance Committee, the Board of Directors has nominated Laurie Brlas, Gary M. Cohen, Jaqualyn A. Fouse, David T. Gibbons, Ran Gottfried, Ellen R. Hoffing, Michael J. Jandernoa, Gary K. Kunkle, Jr., Herman Morris, Jr., Donal O’Connor and Joseph C. Papa for election as directors to serve until the 2015 Annual General Meeting.

Ben-Zion Zilberfarb, a current director, will not be standing for reelection when his term expires at the AGM. Mr. Zilberfarb has served as a director since February 2007. The Board of Directors thanks him for his service to the Company.

Shareholders are entitled to one vote per share for each of the eleven nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy at the AGM. If a director nominee does not receive this majority vote, he or she is not elected.

Information about each nominee for director is set forth in the following paragraphs and is based on information provided to us as of September 2, 2014.

Election of Directors

The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all of our directors, including the nominees, may be found on pages 43-48.

Name	Director Since	Primary Occupation	Independent	Number of Other Public Company Boards
Laurie Brlas	2003	EVP, CFO	Yes	None
Gary M. Cohen	2003	EVP	Yes	None
Jacqualyn A. Fouse	2012	President	Yes	One
David T. Gibbons	2000	Retired CEO	Yes	One
Ran Gottfried	2006	Retired CEO	Yes	None
Ellen R. Hoffing	2008	Former executive	Yes	None
Michael J. Jandernoa	1981	Entrepreneur (former CEO)	Yes	None
Gary K. Kunkle, Jr.	2002	Retired CEO	Yes	None
Herman Morris, Jr.	1999	Attorney	Yes	None
Donal O’Connor	New	Retired Executive	Yes	None
Joseph C. Papa	2006	President, CEO	No	One

Each director will serve for a one year term expiring at the 2015 Annual General Meeting, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we look at:

•	the overall mix of their skills and experience;

•	how active they are in understanding our business and participating in board, committee and annual general meetings; and

•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, the time he or she has available and his or her participation on other boards because we believe these are important factors that impact the quality of the Board’s decision-making and its oversight of management and our business affairs overall. While diversity is considered when assessing directors for the Board, Perrigo has no formal policy on Board diversity.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;

•	develop an understanding of our strategy, our business environment and operations, the markets in which we operate and our financial position and performance;

•	diligently prepare for each board, committee and annual general meetings by reviewing all of the materials he or she receives in advance;

•	actively and constructively participate in each AGM and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;

•	participate in continuing education programs, as appropriate; and

•	participate in the Board and committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and academic experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” beginning on page 9. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

With the exception of Donal O’Connor, each of the nominees for this year are current Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you return a proxy card and do not specify how you want your shares voted, we will vote them FOR the election of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE AGM

Laurie Brlas, 56, has been a director of Perrigo since August 2003. Ms. Brlas has served as Executive Vice President and Chief Financial Officer of Newmont Mining Corporation since October 2013. She previously served as Executive Vice President and President of Global Operations of Cliffs Natural Resources, Inc. (formerly Cleveland-Cliffs, Inc.), the largest producer of iron ore pellets in North America, from October 2012 through July 2013, as Executive Vice President and Chief Financial Officer from 2008 through September 2012, as Senior Vice President, Chief Financial Officer from 2006 to 2008, and as Senior Vice President, Chief Financial Officer and Treasurer from 2006 to 2007. Prior to that Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation, a provider of healthcare products, from 2000 through 2006. From 1995 through 2000, Ms. Brlas held various positions with Office Max, Inc., most recently as Senior Vice President and Corporate Controller. Ms. Brlas also served as a director for Nova Chemicals from September 2008 to July 2009. Ms. Brlas also serves as a director of the First Tee of Cleveland.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Cliffs Natural Resources, Inc., STERIS Corporation, and Office Max.

•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit boards.

•

Accounting and financial expertise – a certified public accountant and currently designated as an “Audit Committee Financial Expert” given her skills and attributes acquired through relevant education and work experience.

Gary M. Cohen, 55, has been a director of Perrigo since January 2003. Since 2006, he has served as Executive Vice President of Becton, Dickinson and Company (“BD”), a provider of medical supplies, devices, laboratory equipment and diagnostic systems. He also served as President of BD Medical, one of three business segments of BD, from 1999 until 2006. Mr. Cohen has been an executive officer of BD in various capacities since 1996. Mr. Cohen presently serves as chairperson of the Centers for Disease Control and Prevention (CDC) Foundation, director of the United States Fund for UNICEF, a director of the Accordia Global Health Foundation, director and acting CEO of GBCHealth; director of Together for Girls; and also serves as a Commissioner on the UN Commission for Life-Saving Commodities, chairperson of the CDC Corporate Roundtable and an Advisor to the Clinton Global Initiative and the Massachusetts General Hospital Center for Global Health.

Director Qualifications:

•	Leadership and operating experience – currently an Executive Vice President at a global medical technology company as well as years of service in previous executive officer roles of varying degrees.

•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit company boards.

•	Industry knowledge – extensive experience in the medical supply and diagnostic equipment industries and extensive experience in international business.

Jacqualyn A. Fouse, PhD, 53, has been a director since November 2012. Ms. Fouse has served as President, President, Global Hematology & Oncology of Celgene, a leading global biopharmaceutical company, since August 2014, and previously served as Executive Vice President (previously Senior Vice President) and Chief Financial Officer from September 2010 to August 2014. From 2007 until September 2010, she served as Chief Financial Officer for Bunge Ltd., a leading global agribusiness and food company. From 2002 to 2007, Ms. Fouse served as Senior Vice President, Chief Financial Officer and Corporate Strategy, at Alcon Laboratories, a NYSE-listed eye care company. Prior to that, Ms. Fouse was Chief Financial Officer of Swissair Group in Switzerland from 2001 to 2002, and she was Group Treasurer of Nestle S.A. in Switzerland from 1999 to 2001. Ms. Fouse previously held various senior level financial positions in both the U.S. and Switzerland with both Alcon and Nestle from 1986 to 1999. She also held positions with LTV Aerospace and Defense and

Celanese Chemical Company from 1983 to 1986. Ms. Fouse has served on the Board of Dick’s Sporting Goods, a leading U.S. retailer of sporting goods and athletic apparel, since September 2010 and in May 2013 was appointed Chair of the Audit Committee. Ms. Fouse also serves on the Development Board and the College of Business Administration Advisory Board of the University of Texas at Arlington and on the Advisory Board of Texas Christian University.

Director Qualifications:

•

Leadership and operating experience – current President and previous Executive Vice President and Chief Financial Officer of Celgene Company, and previous executive leadership roles at Bunge Ltd., Alcon Laboratories, Nestle S.A., LTV Aerospace and Defense, and Celanese Chemical Company.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit boards, including service as a director and Audit Committee Chair of Dick’s Sporting Goods since September 2010 and May 2013, respectively.

•

Accounting and financial expertise – holds B.A. and M.A. degrees in Economics and a Ph.D. in Finance and currently designated as an “Audit Committee Financial Expert” given her skills and attributes acquired through relevant education and work experience.

David T. Gibbons, 71, has been a director of Perrigo since June 2000. Between March 2008 and February 2009, he served as Interim Chief Executive Officer of Cott Corporation, a leading provider of non-alcoholic beverages and store brand soft drinks. He has served on Cott’s Board of Directors since 2007 and is currently Chairman of the Board. Mr. Gibbons served as Executive Chairman of Perrigo from 2006 to March 2007. Prior to that, Mr. Gibbons served as the President and Chief Executive Officer of Perrigo from 2000 to 2006 and as Chairman of the Board from 2003 to 2007. He served as President of Rubbermaid Europe from 1997 to 1999 and as President of Rubbermaid Home Products from 1995 to 1997. Prior to joining Rubbermaid, Mr. Gibbons served in a variety of general management, sales and marketing positions during his 27-year career with 3M Company. Mr. Gibbons was also a director of Robbins & Myers, Inc., a supplier of application-critical equipment and systems to the global pharmaceutical, energy and industrial markets, from 2002 to January 2010, and had served as a director of Banta Corp, a diversified printing company, from 2003 to 2006.

Director Qualifications:

•

Leadership, operating and marketing experience – former Chief Executive Officer and Chairman of the Board of Perrigo Company; former Chief Executive Officer of Cott Corporation; and current Chairman of the Board of Cott Corporation.

•

Board and corporate governance experience – extensive board and corporate governance experience from current and prior service as a Chairman of the Board, director and committee member on public, private and non-profit boards.

•

Industry knowledge – former Chief Executive Officer and Chairman of Perrigo Company with extensive experience and knowledge in the development and marketing of store brand consumer healthcare products.

Ran Gottfried, 70, has been a director of Perrigo since February 2006. From 2006 until December 2008, Mr. Gottfried served as Chairman and CEO of Powerpaper Ltd., a leading developer and manufacturer of micro electrical cosmetic and pharmaceutical patches. Since 1975 he has served as a CEO, consultant and director of private companies in Israel and Europe in the areas of retail and distribution, pharmaceuticals, and telecommunications. From 2001 to 2005, he served as Chairman of Magnolia Silver Jewelry, Ltd. Mr. Gottfried also served as an advisor to Careline-Neca, a consumer division of Perrigo’s Israeli subsidiary, from 2004 to 2007. Mr. Gottfried was a director of Agis from 2003 until its acquisition by Perrigo in 2005. Mr. Gottfried was also a director of Bezeq, Israel’s leading telecommunications provider from 2005 until April 2010. Mr. Gottfried resides in Israel.

Director Qualifications:

•	Leadership, operating and global business experience – served as a CEO, consultant and director of private and public companies in Israel and Europe.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public, private and non-profit company boards.

•	Industry knowledge, product development, marketing and global – experience as a consultant to the pharmaceutical and consumer products industries for numerous years.

Ellen R. Hoffing, 57, has been a director of Perrigo since July 2008. Ms. Hoffing served as Chief Operating Officer and Co-President of Neos Therapeutics, a privately held specialty pharmaceutical company that focuses on extended release liquid and orally disintegrating tablet drug development from September 2009 until April 2014. From 2006 until September 2009, she served as President and Chief Executive Officer of Applied NeuroSolutions, Inc., a development stage biopharmaceutical company focused on diagnostics and therapeutics for the treatment of Alzheimer’s disease. She has also served as Chairman of Applied NeuroSolutions’ Board of Directors from 2007 to January 2011 and served as a director since 2006. Ms. Hoffing’s extensive experience in the pharmaceutical industry includes senior positions at American Pharmaceutical Partners, in 2005, Baxter Healthcare, from 2002 to 2005, and G.D. Searle, from 1983 to 2000.

Director Qualifications:

•	Leadership, operating and global business experience – previous Chief Operating Officer and Co-President of a pharmaceutical company, previous Chief Executive Officer of a biopharmaceutical company.

•

Board and corporate governance experience – board and corporate governance experience from service as a previous Chief Operating Officer and Co-President of a privately held specialty pharmaceutical company, and previous Chairman, Director, President and CEO of a diagnostic and drug development company.

•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry, including product development, marketing and distribution of pharmaceutical products globally.

Michael J. Jandernoa, 64, has been a director of Perrigo since January 1981. He served as Perrigo’s Chief Executive Officer from 1988 to 2000 and as Chairman of the Board from 1991 to 2003. Mr. Jandernoa also previously served in various other executive capacities with Perrigo since 1979. He is a general partner of 42North Partners (f/k/a Bridge Street Capital Fund 1, LLP); was a director of Fifth Third Bank – West Michigan, a Michigan banking corporation, from 2004 to December 2009; and a director of Steelcase, Inc., a manufacturer of casegood products and furniture systems for the office furniture industry, from 2002 to March 2010. Mr. Jandernoa served on the Board of the Strategic Economic Investment and Commercial Board (SEIC) (formerly Michigan Technology Tri-Corridor) through early 2011. He currently serves as First Vice Chair of the Business Leaders of Michigan, Inc. Mr. Jandernoa also serves on several private company and non-profit boards.

Director Qualifications:

•

Leadership, operating and marketing experience – former Chief Executive Officer and Chairman of the Board of Perrigo Company as well as current leadership roles in numerous other businesses related to the pharmaceutical industry.

•

Board and corporate governance experience – extensive board and corporate governance experience from current and previous service as a Chairman of the Board and a director of public, private and non-profit companies and organizations.

•	Industry knowledge – former CEO and Chairman of Perrigo Company with extensive experience and knowledge in the development and marketing of store brand consumer healthcare products.

Gary K. Kunkle, Jr., 67, has been a director of Perrigo since October 2002 and has served as Lead Independent Director from August 2007 to August 2008 and since August 2009. Mr. Kunkle served as Chairman and Chief Executive Officer of DENTSPLY International Inc., a manufacturer and marketer of products for the professional dental market, from 2004 until his retirement in 2006. He previously served as President and Chief Operating Officer of DENTSPLY from 1997 to 2003. He also was a director of that company from 2002 to 2006. From 1994 to 1996, he served as President of Vistakon, a division of Johnson & Johnson.

Director Qualifications:

•

Leadership and operating experience – former Chief Executive Officer and Chairman of a global dental product corporation as well as previous executive management roles within the health science and pharmaceutical industries.

•	Board and corporate governance experience – prior public company board and corporate governance experience.

•

Industry knowledge – extensive experience within the dental supply and pharmaceutical industries, including product development, marketing and distribution of pharmaceuticals and other products on a global basis.

Herman Morris, Jr., 63, has been a director of Perrigo since December 1999. Since October 2009, he has been City Attorney of the City of Memphis. From 2006 to October 2009, he was in the private practice of law in Memphis, Tennessee. In 2006, Mr. Morris served as Vice President and General Counsel of Pinnacle Airlines. Mr. Morris was a partner in the Baker, Donaldson, Bearman, Caldwell and Berkowitz law firm in Memphis, Tennessee from 2004 to 2006. He served as President and Chief Executive Officer of Memphis Light, Gas and Water Division from 1997 until 2004. Prior to that, Mr. Morris was General Counsel of Memphis Light, Gas and Water Division. Mr. Morris also serves on several private company and non-profit boards.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.

•

Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies, including service as a director of a public company.

•	Legal experience – extensive legal experience in both the public and private sectors.

Donal O’Connor, 63, was previously a director of Elan Corporation, plc from May 2008 until Perrigo’s acquisition of Elan in December 2013. During Mr. O’Connor’s tenure on Elan’s board of directors, he served on the Elan’s Audit and Leadership, Development and Compensation Committees. He was previously a senior partner of Pricewaterhouse Coopers in Ireland from 1995 until 2007. He was also a member of Pricewaterhouse Coopers’ Global Board from 2003 to 2008 and was a former chairman of the Eurofirms Board. Prior to his nomination for election to the Perrigo Board of Directors, Mr. O’Connor provided consulting services to Perrigo and received a total of $60,000 in fees. The Board considered this relationship in making its determination to nominate Mr. O’Connor and concluded that it does not impair Mr. O’Connor’s independence. From December 2008 to May 2012, Mr. O’Connor served as a director for Readymix plc, an Irish concrete manufacturer and supplier, also serving on its audit and remuneration committees. From December 2008 to June 2010, Mr. O’Connor served as Chairman of Anglo Irish Bank plc. Mr. O’Connor holds directorships in a number of private Irish companies.

Director Qualifications:

•	Leadership experience – former Senior Partner of Pricewaterhouse Coopers.

•	Board and corporate governance experience – current and prior board and committee experience in the financial, pharmaceutical and other industries.

•	Financial expertise – qualified chartered accountant as well as years of leadership experience at public sector institutions on global financial issues.

Joseph C. Papa, 58, joined Perrigo in October 2006 as President and Chief Executive Officer, was elected to the Board of Directors in November 2006 and was appointed Chairman of the Board in October 2007. He previously served as Chairman and Chief Executive Officer of the Pharmaceutical and Technologies Services segment of Cardinal Health, Inc. from 2004 to October 2006. Prior to that position he served as President and Chief Operating Officer of Watson Pharmaceuticals, Inc. from 2001 to 2004. Additionally, he has held management positions at DuPont Pharmaceuticals, Pharmacia Corporation, G.D. Searle & Company and Novartis AG. Mr. Papa has been a director of Smith & Nephew, a developer of advanced orthopedic medical devices since, August 2008.

Director Qualifications:

•

Leadership, operating and marketing experience – current Chief Executive Officer, President and Chairman of the Board of Perrigo Company as well as previous executive leadership roles at other pharmaceutical companies.

•	Board and corporate governance experience – board and corporate governance experience from current service as a director on global public companies.

•

Industry knowledge marketing and global business experience – over 30 years of experience in the pharmaceutical industry, including the development and commercialization of products for the U.S. and European markets.

Accordingly, we are asking shareholders to approve the following resolutions as Ordinary Resolutions of the Company at the upcoming AGM:

RESOLVED that the shareholders elect, by separate resolutions, the following individuals as directors, to serve for a one-year term expiring at the 2015 Annual General Meeting:

•	Laurie Brlas

•	Gary M. Cohen

•	Jacqualyn A. Fouse

•	David T. Gibbons

•	Ran Gottfried

•	Ellen R. Hoffing

•	Michael J. Jandernoa

•	Gary K. Kunkle, Jr.

•	Herman Morris, Jr.

•	Donal O’Connor

•	Joseph C. Papa

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Ratification of Appointment of Ernst & Young LLP as the

Independent Auditor of the Company

The firm of Ernst & Young LLP (“EY”) began auditing the consolidated financial statements of Perrigo Company, our predecessor, in fiscal 2009. The Audit Committee has appointed EY to serve as our independent auditor for fiscal 2015, and the Board of Directors recommends that the shareholders ratify the appointment of EY to audit our consolidated financial statements for the fiscal year 2015. While under Irish law, EY are deemed to be reappointed without the necessity of a shareholder vote, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the AGM on the proposal is required for ratification.

If the appointment is not ratified, it will be regarded as a recommendation that the Audit Committee consider the appointment of a different firm to serve as our independent auditor for fiscal year 2015. In that event, the Audit Committee may still decide to retain EY for fiscal year 2015. Even if the appointment is ratified, the Audit Committee may select a different auditor at any time if it determines that such a change would be in the best interests of Perrigo and its shareholders. We expect representatives of EY to be present at the AGM with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

During fiscal years 2013 and 2014, we retained EY to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2013		Fiscal Year 2014
Audit Fees	$3,142,350	Audit Fees	$5,557,175
Audit-Related Fees	—	Audit-Related Fees	$710,000
Tax Compliance	$500,160	Tax Compliance	$318,139
Tax Consulting & Advisory	965,387	Tax Consulting & Advisory	3,178,634

Total Tax Fees	$1,465,547	Total Tax Fees	$3,496,773
Total Fees	$4,607,897	Total Fees	$9,763,948

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All audit and other services performed by our independent auditor in fiscal 2014 were approved in accordance with the Audit Committee’s policy.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for fiscal 2015.

The Board of Directors unanimously recommends that shareholders vote

FOR the ratification of the appointment of Ernst & Young LLP as our Company’s independent auditor for fiscal 2015

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives our shareholders the opportunity to communicate to the Remuneration Committee and the Board of Directors their view on our compensation of the named executive officers.

At the last annual meeting of Perrigo Company, our predecessor, the shareholders strongly approved the Say-on-Pay proposal, with more than 88% of the votes cast voting in favor of the proposal.

At the 2011 annual meeting GM of Perrigo Company, shareholders indicated their preference to hold a Say-on-Pay vote annually. In light of the Board of Directors’ recommendation to hold an annual vote and the shareholders’ preference, the Board of Directors has determined to hold a Say-on-Pay vote annually until the next advisory vote on frequency occurs.

For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this proxy statement. As described in detail in the “Compensation Discussion and Analysis”, beginning on page 15, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with Perrigo’s short-term and long-term performance. Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to Perrigo’s stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

With respect to executive compensation in fiscal 2014, we believe that the Company’s strong financial performance provides ample support for the compensation of our named executive officers. Indeed, in fiscal 2014, we had:

•	Record net sales of $4.1 billion, which reflected a 15% increase over fiscal 2013.

•	Record gross profit of $1.4 billion, which reflected a 13% increase over fiscal 2013.

•	Cash flow from operations of $693.5 million, which reflected at 25% increase over fiscal 2013.

In addition, the cumulative total shareholder return, which includes reinvestment of dividends, of our ordinary shares and of the common stock of Perrigo Company, our predecessor, over a five-year period ending on June 28, 2014, was 428.65% compared to the cumulative five-year total return of both the S&P 500 Index and the S&P 500 Healthcare Index of 135.05% and 154.70%, respectively.

The Remuneration Committee and Board of Directors believe that the information provided in the “Compensation Discussion and Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success.

Although this Say-on-Pay advisory vote is non-binding, the Remuneration Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2014 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers

Proposal 4 - Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases of up to 10% of the Company’s issued shares. Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

Such purchases would be made only at price levels that the Board of Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position.

In order for the Company or any of its subsidiaries to make market purchases of the Company’s ordinary shares, the shares must be purchased on a “recognized stock exchange”. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED, that Perrigo Company plc (the “Company”) and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company (or any duly constituted subcommittee thereof) may determine from time to time but subject to the provisions of the Companies Act 1990 and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 13,380,427 ordinary shares of €0.001 each (which represents 10% of the Company’s issued ordinary shares as of our 2014 fiscal year end).

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 125% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c)	The minimum price to be paid for any ordinary share shall be an amount equal to the nominal value of such share.

(d)	This general authority will be effective from the date of passing of this resolution and will expire on the earlier of (i) eighteen months from the date of the passing of this resolution, or (ii) the date of the Company’s 2015 Annual General Meeting, unless previously varied, revoked or renewed in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval to authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares

Proposal 5 - Determine the price range at which

the Company can reissue shares that it holds as treasury shares

Open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 90% (or in the case of an Employee Share Plan an amount equal to the nominal value of the share) and 120%, respectively, of the closing price per ordinary share of the Company, as reported by the New York Stock Exchange, on the trading day immediately preceding the proposed date of re-issuance. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED, that the reissue price range at which any treasury shares held by Perrigo Company plc (the “Company”) may be reissued off-market shall be as follows:

(a)	the maximum price at which such treasury share may be reissued off-market shall be an amount equal to 120% of the “market price”;

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an Employee Share Plan operated by the Company or, in all other cases, an amount equal to 90% of the “market price”;

(c)	for the purposes of this resolution, the “market price” shall mean the closing price per ordinary share of the Company, as reported by the New York Stock Exchange, on the trading day immediately preceding the proposed date of re-issuance and “Employee Share Plan” shall mean any scheme or plan which involves the appropriation or issue of Company shares or the issue of options or other awards in respect of Company shares; and

(d)	that this authority to reissue treasury shares shall expire at eighteen months from the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval of determining the price range at which the Company can reissue shares that it holds as treasury shares

Proposal 6 – Approve the Creation of Distributable Reserves

Under Irish Law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in the Company’s unconsolidated balance sheet prepared in accordance with the Irish Companies Acts 1963 to 2013. Distributable reserves generally means the accumulated realized profits of the Company less accumulated realized losses of the Company and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of the Company are equal to, or in excess of, the aggregate of the Company’s called up share capital plus undistributable reserves and the distribution does not reduce the Company’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which the Company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the Company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

In November 2013, at the Special Meeting of Shareholders of Perrigo Company and at the Extraordinary General Meeting of shareholders of Elan Corporation plc, the shareholders of each company pre-approved the creation of distributable reserves in the Company by approving the reduction of some or all of the share premium of the Company resulting from the issuance of shares in the Company in connection with the Elan acquisition (as defined below).

Following the Elan acquisition, on December 18, 2013, the share premium of the Company was equal to US$19,983,892,898.19. On December 19, 2013, the Company presented a petition to the High Court of Ireland seeking, among other things, the High Court’s confirmation of a reduction in its share premium by US$5,500,000,000 (the “Reduction”). On January 14, 2014, the High Court of Ireland, by way of court order, approved and confirmed the Reduction. The High Court order was subsequently filed by the Company with the Registrar of Companies in Ireland, and on January 20, 2014 the Registrar of Companies issued a Certificate of Registration of Order of Court and Minute on Reduction of Share Premium Account, which gave effect to the Reduction, resulting in the creation of distributable reserves of US$5,500,000,000 and a balance of share premium of the Company of US$14,483,892,898.19.

We are asking the shareholders to approve the creation of further distributable reserves in the Company by approving the reduction of some or all of the balance of share premium of the Company of US$14,483,892,898.19. If the shareholders approve the reduction in share premium, the Company intends to seek the confirmation of the Irish High Court as soon as practicable thereafter. Although the Company is not aware of any reason why the High Court would not approve the creation of further distributable reserves, the issuance of the required order is a matter for the discretion of the High Court.

The creation of further distributable reserves will facilitate the payment by the Company of dividends and the repurchase or redemption of shares. Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED that subject to the confirmation of the High Court of Ireland pursuant to sections 72 and 74 of the Companies Act 1963 (as amended) (the “Act”) and the delivery of the relevant order of the High Court of Ireland and minute approved by the High Court of Ireland to the registrar of companies and the registration thereof in accordance with section 75 of the Act, the share premium of Perrigo Company plc (the Company”) be reduced by cancelling some or all of the share premium of the Company (the final amount to be determined by the Chief Financial Officer of the Company at her discretion) and the reserve arising as a result of such cancellation shall be treated as profits available for distribution as defined by section 45 of the Companies (Amendment) Act 1983. The directors of the Company be and they are authorized to determine, on behalf of the Company, to proceed to seek approval of the High Court of Ireland to a reduction of the share premium account of the Company for such lesser amounts as the directors of the Company (or the Chief Financial Officer) may approve in their absolute discretion or to determine not to proceed to seek the approval of the High Court at all pursuant to this resolution.

The Board of Directors unanimously recommends that the shareholders vote FOR the creation of distributable shares by reducing some or all of the Company’s share premium

Other Matters

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the period ended June 28, 2014, including the reports of the directors and auditor thereon, will be presented at the AGM. Since we are an Irish company, we are required to prepare Irish statutory accounts under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our AGM. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory accounts to beneficial owners of our shares. Requests should be sent to: Perrigo Company plc, Attention: Todd W. Kingma, Company Secretary, Treasury Building Lower Grand Canal Street Dublin 2, Ireland, or at GeneralMeeting@perrigo.com. The Company’s Irish Statutory Accounts are also available on our website at www.perrigo.com.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, including financial statement schedules, which is on file with the Securities and Exchange Commission, is included in the Annual Report delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Company Secretary, Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2 Ireland, or at GeneralMeeting@perrigo.com.

PROXY
PERRIGO COMPANY PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS ON NOVEMBER 4, 2014.

The undersigned, revoking any proxy or voting instructions previously given, hereby appoints Judy L. Brown and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and hereby authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc held of record by the undersigned on September 5, 2014 at the Annual General Meeting of Shareholders to be held on November 4, 2014 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1 and “FOR” Proposals 2 through 6.

If you vote by Internet or telephone, please do not send your proxy by mail.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

▲       PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.      ▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to be held November 4, 2014.

The Proxy Materials are available for review at:

http://www.viewproxy.com/perrigo/2014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 TO 6.

1. Election of Directors to hold office until the 2015 Annual General Meeting of Shareholders:	FOR	AGAINST	ABSTAIN
01 Laurie Brlas	☐	☐	☐
02 Gary M. Cohen	☐	☐	☐
03 Jacqualyn A. Fouse	☐	☐	☐
04 David T. Gibbons	☐	☐	☐
05 Ran Gottfried	☐	☐	☐
06 Ellen R. Hoffing	☐	☐	☐
07 Michael J. Jandernoa	☐	☐	☐
08 Gary K. Kunkle, Jr.	☐	☐	☐
09 Herman Morris, Jr.	☐	☐	☐
10 Donal O’Connor	☐	☐	☐
11 Joseph C. Papa	☐	☐	☐

(Except nominee(s) written above.)

2.	Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2015:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	An advisory vote to approve the Company’s executive compensation:	☐	☐	☐

4.	Authorize Perrigo Company plc and/or any subsidiary of Perrigo Company plc to make market purchases of Perrigo Company plc’s ordinary shares:	☐	☐	☐

5.	Determine the reissue price range for Perrigo Company plc treasury shares:	☐	☐	☐

6.	Approve the creation of distributable reserves by reducing some or all of Perrigo Company plc’s share premium:	☐	☐	☐

7.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This section must be completed for your vote to be counted. Please date and sign below

Dated:	,	2014

Signature

Name (printed)

Title

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

CONTROL NUMBER

▲      PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.      ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

A proxy submitted by a shareholder of record by mail must be received by

November 3 at 10:00 AM Irish Standard Time

For participants of the 401K Plan, Internet and telephone voting is available through

October 29, 2014 at 11:59 PM EDT.

For all other holders, Internet and telephone voting is available through

November 2, 2014 at 11:59 PM EST.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.cesvote.com	Call 1 (888) 693-8683
Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return it
website. Follow the prompts to	card available when you call.	in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.

PROXY
PERRIGO COMPANY PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS ON NOVEMBER 4, 2014.

The undersigned, revoking any proxy or voting instructions previously given, hereby appoints Judy L. Brown and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and hereby authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc beneficially held by the undersigned on September 5, 2014 at the Annual General Meeting of Shareholders to be held on November 4, 2014 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1 and “FOR” Proposals 2 through 6.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

▲       PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.      ▲

Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from the TASE Clearing House

member through which your shares are registered, to

Perrigo Company plc, P.O. Box 34021, Tel Aviv, Israel 6134001

so your shares may be represented at the Meeting.

The Proxy Materials are available for review at:

http://www.viewproxy.com/perrigo/2014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 TO 6.

1. Election of Directors to hold office until the 2015 Annual General Meeting of Shareholders:	FOR	AGAINST	ABSTAIN
01 Laurie Brlas	☐	☐	☐
02 Gary M. Cohen	☐	☐	☐
03 Jacqualyn A. Fouse	☐	☐	☐
04 David T. Gibbons	☐	☐	☐
05 Ran Gottfried	☐	☐	☐
06 Ellen R. Hoffing	☐	☐	☐
07 Michael J. Jandernoa	☐	☐	☐
08 Gary K. Kunkle, Jr.	☐	☐	☐
09 Herman Morris, Jr.	☐	☐	☐
10 Donal O’Connor	☐	☐	☐
11 Joseph C. Papa	☐	☐	☐

(Except nominee(s) written above.)

2.	Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2015:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	An advisory vote to approve the Company’s executive compensation:	☐	☐	☐

4.	Authorize Perrigo Company plc and/or any subsidiary of Perrigo Company plc to make market purchases of Perrigo Company plc’s ordinary shares:	☐	☐	☐

5.	Determine the reissue price range for Perrigo Company plc treasury shares:	☐	☐	☐

6.	Approve the creation of distributable reserves by reducing some or all of Perrigo Company plc’s share premium:	☐	☐	☐

7.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This section must be completed for your vote to be counted. Please date and sign below

Dated:	,	2014

Signature

Name (printed)

Title

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲      PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.      ▲

PROXY VOTING INSTRUCTIONS

Voting cut off is October 31, 2014